UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under § 240.14a-12

SAGA COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

SAGA COMMUNICATIONS, INC.
73 Kercheval Avenue
Grosse Pointe Farms, Michigan 48236
NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on Monday, May 13, 2024
To the Shareholders of
Saga Communications, Inc.:
The 2024 Annual Meeting of Shareholders of Saga Communications, Inc. (the “Company”) will be held at the Company’s corporate office located at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236, on Monday, May 13, 2024, at 10:00 a.m. Eastern Daylight Time (the “Annual Meeting”). The meeting is being held for the purpose of considering and voting on the following matters:
1. To elect the seven director nominees named in this proxy statement;
2. To ratify the appointment of UHY LLP to serve as our independent registered public accounting firm for 2024;
3. To approve, on a non-binding, advisory basis, the compensation paid to our named executive officers (“say-on-pay vote”) as described herein; and
4. To transact any other business properly coming before the Annual Meeting and any adjournments or postponements thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice.
All shareholders of record at the close of business on Friday, March 15, 2024 will be entitled to notice of and to vote at this Annual Meeting.
Your vote is important. You are invited to attend the Annual Meeting. Whether or not you expect to attend the meeting, we urge you to vote your shares at your earliest convenience over the Internet, by phone, or by signing, dating, and returning the enclosed proxy card using the envelope provided. No postage is required if the envelope is mailed in the United States. You may also vote by telephone (1-800-690-6903) or over the Internet (www.proxyvote.com). Voting over the Internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. By using the Internet or telephone, you help us protect the environment, and reduce postage, printing and proxy tabulation costs. The proxy is revocable and will not affect your right to vote in person if you are a shareholder of record and attend the Annual Meeting.
By Order of the Board of Directors,
KATHERINE L. SEMIVAN
Secretary
Grosse Pointe Farms, Michigan
Dated: April 11, 2024
YOUR VOTE IS IMPORTANT
Please complete, sign and date the enclosed proxy and mail it as promptly as possible. You may also vote by phone (1-800-690-6903) or over the Internet (www.proxyvote.com). If you attend the Annual Meeting and vote in person, the proxy will not be used.
This proxy statement and our 2023 Annual Report are available at: www.proxyvote.com.

SAGA COMMUNICATIONS, INC.

Proxy Statement
For the 2024 Annual Meeting of
Shareholders To Be Held on May 13, 2024

i

SAGA COMMUNICATIONS, INC.
73 Kercheval Avenue
Grosse Pointe Farms, Michigan 48236
PROXY STATEMENT
Annual Meeting of Shareholders Monday,
May 13, 2024
INTRODUCTION
This proxy statement is furnished in connection with the solicitation of proxies by Saga Communications, Inc. (the “Company”) on behalf of our Board of Directors (the “Board”) to be used at the Annual Meeting of Shareholders to be held on Monday, May 13, 2024 (the “Annual Meeting”), and at any adjournment thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting. All shareholders of record of our Class A Common Stock at the close of business on March 15, 2024, will be entitled to vote. The stock transfer books will not be closed. This proxy statement and the accompanying proxy card were first mailed to shareholders on or about April 11, 2024.
Shareholders attending the Annual Meeting may vote by ballot. However, since many shareholders may be unable to attend the Annual Meeting, the Board is soliciting proxies so that each shareholder at the close of business on the record date has the opportunity to vote on the proposals to be considered at the Annual Meeting. Please be advised that if we decide to make any changes for the Annual Meeting, such as to the date or location, or to hold the meeting solely by remote communication, we will announce the change in advance and post details, including instructions on how shareholders can participate, on our website at www.sagacom.com, and file them with the SEC. We also recommend that you visit our website to confirm the status of the Annual Meeting before planning to attend in person.
Registered shareholders can simplify their voting and save us expense by voting by telephone or by the Internet. Telephone and Internet voting information is on the proxy card. Shareholders not voting by telephone or Internet may return the proxy card. Shareholders holding shares through a bank or broker should follow the voting instructions on the form they receive from the bank or broker. The availability of telephone and Internet voting will depend on the bank or broker’s voting process.
Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by filing a later-dated proxy with us, by attending the Annual Meeting and voting in person, or by notifying us of the revocation in writing to our Chief Financial Officer (“CFO”) at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Proxies received in time for the voting and not revoked will be voted at the Annual Meeting in accordance with the directions of the shareholder. You should further note that any proxy which fails to specify a choice will be voted “FOR” the election of each nominee for director listed in Proposal 1, and “FOR” Proposals 2 and 3.
The holders of record of a majority of the issued and outstanding shares of Class A Common Stock entitled to vote, voting as a single class, with each share of Class A Common Stock entitled to one vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. In the absence of a quorum, the Annual Meeting may be postponed from time to time until shareholders holding the requisite amount for a quorum are present or represented by proxy. As of March 15, 2024, our issued and outstanding capital stock entitled to vote consisted of 6,263,236 shares of Class A Common Stock.
As of August 2022, we no longer have any shares of Class B Common Stock issued or outstanding. Because we no longer have any shares of Class B Common Stock issued or outstanding, in the election of directors, the holders of Class A Common Stock, voting as a single class, with each share of Class A Common Stock entitled to one vote per share, will elect all seven of our directors. For Proposals 2 and 3, and any other matters to be voted on at the Annual Meeting, the holders of the Class A Common Stock will vote together as a single class, with each share of Class A Common Stock entitled to one vote.
If you withhold your vote with respect to the election of the directors or abstain from voting on Proposals 2 or 3, your shares will be counted for purposes of determining a quorum. The seven nominees to be elected by holders of Class A Common Stock who receive the greatest number of votes cast for their election will be elected directors. Votes that are withheld will be excluded entirely from the vote on the election of directors and will therefore have no effect on the outcome. With respect to Proposals 2 and 3, shareholders may vote in favor of or against the proposal or abstain from voting. The affirmative vote of a majority of the votes cast by holders of Class A Common Stock is required for the adoption of Proposals 2 and 3. Abstentions on Proposals 2 and 3 will be treated as votes cast and therefore have the same effect as a vote against the proposals. Although our Board intends to carefully consider the shareholder votes on Proposal 3, the vote will not be binding on the Board and are advisory in nature.
If your shares are held in “street name” (i.e., in the name of a bank, broker, or other nominee), the nominee may require your instructions in order to vote your shares. If you give your nominee instructions, your shares will be voted as directed. If you do not give your nominee instructions and the proposal is considered “routine,” brokers are generally permitted to vote your shares in their discretion. Proposal 2 will be considered routine. For all other proposals, brokers are not permitted to vote your shares in their discretion. Proposals 1 and 3 will not be considered routine and, therefore, brokers will not have discretionary authority to vote on them. A “broker non-vote” occurs when a broker holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote those shares. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purposes of determining a quorum but will not be considered entitled to vote on the proposal in question.
In some instances we may deliver only one copy of this proxy statement and the 2023 Annual Report to multiple shareholders sharing a common address. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and the 2023 Annual Report to a shareholder sharing an address with another shareholder. Requests by phone should be directed to our CFO at (313) 886-7070, and requests in writing should be sent to Saga Communications, Inc., Attention: Chief Financial Officer, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Shareholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our Class A Common Stock, as of March 15, 2024, for (i) our Chief Executive Officer (“CEO”) and our next two most highly compensated executive officers as of December 31, 2023 (collectively, our “named executive officers” or “NEOs”), (ii) each of our directors and nominees, (iii) all of our current directors, nominees, and named executive officers as a group, and (iv) each person who we know from regulatory filings beneficially owns more than 5% of our Class A Common Stock. Unless otherwise indicated, the principal address of each of the shareholders below is c/o Saga Communications, Inc., 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and includes voting or investment power with respect to all shares of Class A Common Stock shown held by them. The number of shares of Class A Common Stock outstanding used in calculating the percentage for each listed person includes shares of Class A Common Stock underlying any options held by such person that are exercisable within sixty (60) calendar days of March 15, 2024, but excludes shares of Class A Common Stock underlying any options held by any other person. Percentage of beneficial ownership is based on the total number of shares of Class A Common Stock outstanding as of March 15, 2024.
Name	Number of Shares Class A	Percent of Class A
Clarke R. Brown, Jr	10,357(1)	*
Samuel D. Bush	48,157(1)(2)	*
Timothy J. Clarke	8,588(1)	*
Roy F. Coppedge III	8,351(1)	*
Christopher S. Forgy	51,168(1)(2)	*
Warren S. Lada	25,902(1)(4)	*
Marcia K. Lobaito(3)	20,535(1)(2)(4)	*
Wayne Leland	15,977(1)(2)	*
Michael W. Schechter	1,162,659(1)(5)	18.6%
Gary G. Stevens	16,939(1)	*
All directors, nominees and executive officers as a group (10 persons)	1,368,633(6)	21.9%
TowerView LLC	1,161,144(7)	18.5%
Edward K. Christian Trust et al	965,149(8)	15.4%
Gate City Capital Management, LLC et al	458,017(9)	7.3%
Hoak Public Equities, L.P. et al	420,000(10)	6.7%
Dimensional Fund Advisors	346,461(11)	5.5%

*
Less than 1%

(1)
Includes the following grants of Class A Common Restricted Stock awarded on December 10, 2021 (without any reduction for sales of such restricted stock) which vest in one-third increments on November 6, 2022, 2023, and 2024, unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest): Mr. Brown, 739 shares; Mr. Bush, 6,348 shares; Mr. Clarke, 946 shares; Mr. Coppedge, 739 shares; Mr. Forgy, 5,217 shares; Mr. Lada, 739 shares; Mr. Leland, 1,087 shares; Ms. Lobaito, 339 shares; Mr. Stevens, 1,489 shares.

Also includes the following grants of Class A Common Restricted Stock awarded on December 15, 2022 (without any reduction for sales of such restricted stock) which vest in one-third increments on November 6, 2023, 2024, and 2025, unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest): Mr. Brown, 1,137 shares; Mr. Bush, 7,230 shares; Mr. Clarke, 1,388 shares; Mr. Coppedge, 1,137 shares; Mr. Forgy, 6,540 shares; Mr. Lada, 1,202 shares; Mr. Leland, 2,613 shares; Ms. Lobaito, 2,280 shares; and Mr. Stevens, 2,042 shares.
Also includes the following grants of Class A Common Restricted Stock awarded on December 7, 2023 (without any reduction for sales of such restricted stock) which vest in one-third increments on December 15, 2024, 2025, and 2026, unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest): Mr. Brown, 2,597 shares; Mr. Bush, 12,519 shares; Mr. Clarke, 2,597 shares; Mr. Coppedge, 2,597, Mr. Forgy, 36,110 shares; Mr. Lada, 2,597 shares; Mr. Leland, 7,350 shares; Ms. Lobaito, 2,597; Mr. Schechter, 1,515 shares; and Mr. Stevens, 2,597.
(2)
Includes shares owned indirectly through the Company’s 401(k) Plan as follows: Mr. Bush, 2,169 shares; Ms. Lobaito, 919 shares; Mr. Forgy, 582 shares; and Mr. Leland, 1,277 shares.

(3)
Ms. Lobaito retired from her position as Senior Vice President of the Company effective March 12, 2020, and from her position as Corporate Secretary effective November 30, 2023, but continues to serve the Company as a Director.

(4)
Includes 1,780 shares, and 1,077 shares of Class A Common Stock with shared voting or dispositive power for Mr. Lada and Ms. Lobaito, respectively.

(5)
Mr. Schechter, as a member of TowerView LLC, may be deemed to have beneficial ownership with respect to the 1,161,144 shares owned by TowerView LLC. Mr. Schechter disclaims beneficial ownership of the shares owned by TowerView LLC.

(6)
Includes an aggregate grant of 17,643 shares of Class A Common Restricted Stock which vests in one-third increments on November 6, 2022, 2023, and 2024, unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, upon the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest); an aggregate grant of 25,569 Class A Common Restricted Stock which vest in one-third increments on November 6, 2023, 2024, and 2025, unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in- control, all restricted stock shall vest); and an aggregate grant of 73,076 Class A Common Restricted Stock which vest in one-third increments on December 15, 2024, 2025, and 2026, unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in- control, all restricted stock shall vest). In addition, includes 4,947 shares owned indirectly through the Company’s 401(k) Plan. Also, includes 2,857 shares of Class A Common Stock with shared voting or dispositive power.

(7)
According to its Schedule 13D/A filed with the SEC on April 7, 2023, TowerView LLC, a Delaware limited liability company controlled by Daniel R. Tisch, its general member, has sole voting and dispositive power with respect to 1,161,144 shares. The principal address of TowerView LLC is 460 Park Avenue, New York, New York, 10022.

(8)
According to their most recent joint Schedule 13G/A filed with the SEC on February 14, 2024, the Edward K. Christian Trust has sole voting and dispositive power with respect to 965,149 shares, meanwhile, co-trustee Michael L. Dallaire has shared and dispositive power with respect to 965,149 shares, and co-trustee Judith A Christian has shared voting and dispositive power with respect to 968,690 shares, which includes 3,541 shares held by the Judith A. Christian IRA. Their principal address is 500 Woodward Avenue, Suite 4000, Detroit, Michigan 48226.

(9)
According to its most recent joint Schedule 13G/A filed with the SEC on February 14, 2024, Gate City Capital Management, LLC, an Illinois limited liability company controlled by Michael Melby, has sole voting power with respect to 219,496 shares, and has sole dispositive power with respect to 458,017 shares. The principal address of Gate City Capital Management, LLC is 425 S. Financial Place, Suite 910A, Chicago, IL 60605.

(10)
According to their most recent joint Schedule 13D filed with the SEC on December 12, 2022, Hoak Public Equities, L.P., a Texas limited partnership (“HPE”), Hoak Fund Management, L.P., a Texas limited partnership and HPE’s general partner (“Hoak Management”), Hoak & Co., a Texas corporation and the general partner of Hoak Management, James M. Hoak, an individual and Hoak & Co.’s controlling shareholder and Chairman, and J. Hale Hoak, an individual and the President of Hoak & Co. (together, the “Hoak Entities”), each have sole voting and dispositive power with respect to 420,000 shares. The principal address for each of the Hoak Entities is 3963 Maple Avenue, Suite 450, Dallas, TX 75219.
(11)
According to its most recent 13G/A filed with the SEC on February 9, 2024, Dimensional Fund Advisors LP (“Dimensional”) is an investment adviser to four investment companies and an investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”), and in certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. Dimensional and its subsidiaries may be deemed to be the beneficial owner of shares owned by the Funds, however, all reported securities are owned by the Funds and Dimensional disclaims beneficial ownership of such shares. The principal address of Dimensional is 6300 Bee Cave Road, Building One, Austin, TX 78746.

PROPOSAL 1 — ELECTION OF DIRECTORS
Our Board of Directors has the authority, pursuant to Section 3.02 of our bylaws, to increase the size of the Board at any regular or special meeting of the Board. Our Board currently has eight members. Gary G. Stevens currently serves as a member of our Board but will retire when his term expires at the 2024 Annual Meeting and will not stand for reelection. As a result of this action, the Board will be comprised of seven members following the Annual Meeting. Holders of our Class A Common Stock will vote as a single class for all seven directors, with each share of Class A Common Stock entitled to one vote. Holders of our Class A Common Stock are not entitled to cumulative voting in the election of directors.
The persons named below have been nominated for election as directors at the Annual Meeting. The directors who are elected shall hold office until the 2025 Annual Meeting of Shareholders and the election and qualification of their successors. In accordance with the Florida Business Corporation Act, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. This means the director nominees receiving the highest number of “FOR” votes will be elected as directors.
Our Board of Directors recommends that you vote “FOR” each of the seven nominees named below.
Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for the election of the nominees. All nominees are members of the present Board. Each of the nominees for director has consented to being named a nominee in this proxy statement and has agreed to serve as a director, if elected at the Annual Meeting. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board may select.
The following table provides information as of the date of this proxy statement about each nominee. The information presented includes information that each director has given us about their age, all positions they hold, and their principal occupation and business experience for at least the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes, and skills that led our Board to the conclusion that they should serve as a director, we also believe that all of our director nominees, as required by our Corporate Governance Guidelines, possess the highest personal and professional ethics, integrity, and values, and are committed to representing the long-term interests of the shareholders as a whole. Further, each nominee has demonstrated business acumen as well as a commitment of service to our Board.
The Board recommends a vote “FOR” each of the following nominees:
Name and Age	Principal Occupation During the Past Five Years	Director Since
Clarke R. Brown, Jr., 83
Retired; President of Jefferson-Pilot Communications Company from 1991 to June 2005.
We believe that Mr. Brown’s qualifications to sit on our Board include his thirty-eight years in the broadcast industry, including fourteen years as President of the radio division of a then-public company.
July 2004
Timothy J. Clarke, 79
President and Owner, Clarke Company from 1987 to present. Mr. Clarke is also the Chairman of Gulfside Bank, a full-service community bank in Sarasota, Florida.
We believe that Mr. Clarke’s qualifications to sit on our Board include his more than twenty-five years in the advertising and public relations industry, including twenty as president of a full-service advertising and public relations agency servicing markets that included radio and television, as well as his involvement in the startup and management of three community banks.
December 2013

Name and Age	Principal Occupation During the Past Five Years	Director Since
Roy F. Coppedge III, 75
Retired; Senior Advisor, BV Investment Partners (formerly Boston Ventures Management) from 2012 to 2017. From 1983 to 2012, Mr. Coppedge was Managing Director of BV Investment Partners.
We believe that Mr. Coppedge’s qualifications to sit on our Board include his more than twenty-five years in the private equity investment industry, primarily at a firm that has made investments in seventy-eight private companies that have operated in the specific industries: media, communications, broadcasting, entertainment, and information and business services.
June 2013
Christopher S. Forgy, 63
President, Chief Executive Officer, and Director of Saga Communications, Inc. since December 7, 2022.
Mr. Forgy joined the Company in 1995 and has been with Saga for more than twenty years. He initially served as Director of Sales for the Company’s radio stations in Columbus, Ohio until 2006 when he left Saga to serve as general manager of radio clusters of other broadcast companies until 2011. In 2011, Mr. Forgy rejoined Saga as President and General Manager of our Columbus, Ohio market where he served until being promoted to Senior Vice President of Operations in May 2018. Thereafter, he was appointed to President, Chief Executive Officer, and Director of the Company effective as of December 7, 2022.
We believe that Mr. Forgy’s qualifications to sit on our Board include his more than twenty-five years of professional service in the broadcast industry, including his more than twenty years of service as an employee of the Company and more than five years as our Senior Vice President of Operations.
December 2022
Warren S. Lada, 69
Retired; Interim Chief Executive Officer of the Company from August 22, 2022 to December 7, 2022; Chief Operating Officer of the Company from March 2016 to June 30, 2018. Mr. Lada began his broadcast career in 1976 and served in various capacities for several broadcast companies before joining the Company in 1991. He initially served as General Manager of WAQY, Rock 102 in Springfield, MA and Regional Vice President for Saga Communications of New England. Mr. Lada held several positions during his twenty-seven years with the Company.
We believe that Mr. Lada’s qualifications to sit on our Board include his twenty-seven years in the broadcast industry working for the Company.
May 2018

Name and Age	Principal Occupation During the Past Five Years	Director Since
Marcia K. Lobaito, 75
Ms. Lobaito was the Director of Business Affairs and Corporate Secretary since our inception in 1986, Vice President from 1996 to 2005, and Senior Vice President from 2005 to 2020. Effective March 13, 2020, Ms. Lobaito retired from Senior Vice President and Director of Business Affairs. Effective November 30, 2023, Ms. Lobaito retired as Corporate Secretary.
We believe that Ms. Lobaito’s qualifications to sit on our Board include her more than thirty-six years in the broadcast industry working for the Company, including her two years as a director of the Company.
September 2021
Michael W. Schechter, 59
Mr. Schechter has been Partner at TowerView LLC and its predecessor since 1991. Prior to that he was an Analyst at Donaldson Lufkin & Jenrette. Mr. Schechter also serves as a board member of Emmis Corporation.
We believe Mr. Schechter’s qualifications to sit on the board include his more than thirty-five years in the investment industry which includes investing in the media space and his experience in public market securities, capital allocation, and risk management as well as his experience serving as a director of the Company for the past year.
May 2023

CORPORATE GOVERNANCE
We are committed to having sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our shareholders. Our business affairs are conducted under the direction of our Board. Our Board strives to ensure the success and continuity of our business through the selection of a qualified management team. It is also responsible for ensuring that our activities are conducted in a responsible and ethical manner.
Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for the Finance and Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee and the Cybersecurity Subcommittee Charter are posted on the “Investors — Corporate Governance — Governance Overview — Governance Documents” page of our website at www.sagacom.com, and will be provided free of charge to any shareholder upon written request to our Corporate Secretary at our corporate headquarters. Information contained in, or accessible through, our website does not constitute part of this proxy statement.
Board of Directors
Director Independence
Our Board has determined that Mr. Brown, Mr. Clarke, Mr. Coppedge, Mr. Lada, and Mr. Schechter are “independent” directors within the meaning of NASDAQ’s listing requirements and based on the Board’s application of the standards of independence set forth in our Corporate Governance Guidelines. Prior to the election of directors, and following the election of directors at the Annual Meeting, independent directors constituted, and will constitute, respectively, a majority of the Board.
Board Meetings
Our Board held a total of 12 meetings during 2023. Each incumbent director attended at least 75% of the total number of meetings of the Board and any committees of the Board on which he or she served during 2023. Although not required, three of our directors, Mr. Clarke, Mr. Forgy and Mr. Lada, attended the 2023 Annual Meeting of Shareholders in person.
Communications with the Board
Shareholders and interested parties may communicate with the Board or any individual director by sending a letter to Saga Communications, Inc., 73 Kercheval Ave., Grosse Pointe Farms, Michigan 48236, Attention: Chairman (or any individual director or directors). The CFO or the Corporate Secretary will receive the correspondence and forward it to the Chairman or to the individual director or directors to whom the communication is directed. The CFO and the Corporate Secretary are authorized to review, sort, and summarize all communications received prior to their presentation to the Chairman or to the individual director or directors to whom the communication is addressed. If such communications are not a proper matter for Board attention, such individuals are authorized to redirect such communication to the appropriate department. For example, shareholder requests for materials or information will be redirected to investor relations personnel.
Corporate Governance Guidelines
Our Corporate Governance Guidelines, along with certain charters of the Board’s committees, provide the framework under which we are governed. The Corporate Governance Guidelines address the functions and responsibilities of our Board and provide a consistent set of principles for the Board members and management to follow while performing their duties. The Corporate Governance Guidelines are consistent with the corporate governance requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and NASDAQ’s listing requirements. Our Corporate Governance Guidelines address, among other things:
•
director qualification and independence standards;

•
the duties and responsibilities of the Board and management;

•
regular meetings of the independent directors;

•
how persons are nominated by the Board for election as directors;

•
limitations on each Board member’s service on boards of other public companies;

•
the principles for determining director compensation;

•
the organization and basic function of Board committees;

•
the annual compensation review of the CEO and other executive officers;

•
the Board’s responsibility for maintaining a management succession plan;

•
director access to senior management and the ability of the Board and its committees to engage independent advisors; and

•
the annual evaluation of the performance of the Board and its committees.

The Corporate Governance Guidelines were recently updated by the Board on June 21, 2023. The Corporate Governance Guidelines are posted on the “Investors — Corporate Governance — Governance Overview — Governance Documents” page of our website at www.sagacom.com, and will be provided free of charge to any shareholder upon written request to our Corporate Secretary at our corporate headquarters.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics applies to all of our directors, officers, and employees, including the CEO, CFO, and Corporate Controller. The Code of Business Conduct and Ethics addresses those areas in which we must act in accordance with law or regulation, and also establishes the responsibilities, policies, and guiding principles that will assist us in our commitment to adhere to the highest ethical standards and to conduct our business with the highest level of integrity. Any amendments to the Code of Business Conduct and Ethics applying to, as well as any waivers granted to, the CEO, CFO, Corporate Controller, or person performing similar functions relating to the code of ethics definition enumerated in Item 406(b) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be disclosed on our website.
Our Code of Business Conduct and Ethics prohibits our directors, officers, and employees from purchasing or selling any Company security while in possession of material non-public information about the Company. All transactions in our stock by directors, officers, and employees must be pre-cleared by the Company’s CFO, with the assistance of legal counsel. We consider hedging our stock, engaging in short sales or buying or selling put or call options on our stock, or holding our stock in margin accounts to violate our Code of Business Conduct and Ethics.
The Code of Business Conduct and Ethics was last updated by the Board on February 2, 2023. The Code of Business Conduct and Ethics is posted on the “Investors — Corporate Governance — Governance Overview — Governance Documents” page of our website at www.sagacom.com, and will be provided free of charge to any shareholder upon written request to our Corporate Secretary at our corporate headquarters.
Board Committees and their Functions
Our Board has a Finance and Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee. As of December 7, 2023, our Finance and Audit Committee has established a Cybersecurity Subcommittee. The charters of the Finance and Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee, and the Cybersecurity Subcommittee are posted on the “Investors — Corporate Governance — Governance Overview — Governance Documents” page of our website at www.sagacom.com, and will be provided free of charge to any shareholder upon written request to our Corporate Secretary at our corporate headquarters.
Finance and Audit Committee
The members of the Finance and Audit Committee currently consist of Messrs. Brown, Clarke, and Schechter. Mr. Clarke is the Chairman of the Finance and Audit Committee. The Board designated

Messrs. Clarke and Schechter as an “audit committee financial expert” as that term is defined in the applicable SEC rules. The Board has determined that all members of the Finance and Audit Committee are independent under the rules of the SEC and under NASDAQ’s listing requirements.
The primary role of the Finance and Audit Committee is to oversee the financial reporting and disclosure process. To fulfill this obligation, the Finance and Audit Committee relies on: (i) management for the preparation and accuracy of the Company’s financial statements; (ii) both management and the Company’s internal audit function for establishing effective internal controls and procedures to ensure the Company’s compliance with accounting standards, financial reporting procedures, and applicable laws and regulations; and (iii) the Company’s independent auditors for an unbiased, diligent audit or review, as applicable, of the Company’s financial statements and the effectiveness of the Company’s internal controls. The members of the Finance and Audit Committee are not employees of the Company and are not responsible for conducting the audit or performing other accounting procedures.
In discharging its oversight role, the Finance and Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and to retain outside counsel or other advisors to advise the Finance and Audit Committee. The Board and the Finance and Audit Committee are in place to represent our shareholders. Accordingly, the independent auditors are ultimately accountable to the Finance and Audit Committee, and the Finance and Audit Committee is responsible for retaining and overseeing our independent registered public accounting firm and approving the services performed by it. The Finance and Audit Committee also serves as our Qualified Legal Compliance Committee pursuant to Section 307 of the Sarbanes-Oxley Act.
The Finance and Audit Committee operates under a written charter that was updated by the Board on February 2, 2023. A copy of this charter is available on our website. The Finance and Audit Committee held 6 meetings in 2023. See “Finance and Audit Committee Report” below.
Cybersecurity Subcommittee
In light of the increasing threat of and danger posed by cybersecurity attacks, at the direction of our Board, the Finance and Audit Committee established a Cybersecurity Subcommittee on December 7, 2023. The members of the Cybersecurity Subcommittee consist of Mr. Clarke, Mr. Schechter, and Ms. Lobaito. Mr. Schechter is the Chairman of the Cybersecurity Subcommittee.
The Cybersecurity Subcommittee was formed to assist the Finance and Audit Committee in its oversight of the Company’s cybersecurity and technology strategies, programs and risks. The roles of the Cybersecurity Subcommittee shall be determined, from time to time, by the Finance and Audit Committee. The Cybersecurity Subcommittee must consist of at least two directors who are members of the Finance and Audit Committee. The Board has the authority to appoint all members of the Cybersecurity Subcommittee including the Chair.
The Cybersecurity Subcommittee is given the responsibility of overseeing the effectiveness of the Company’s cybersecurity program and its practices for identifying, assessing and mitigating cybersecurity risks across all business functions, including monitoring and analysis of the threat environment, vulnerability assessments, and third-party cybersecurity risks. The Cybersecurity Subcommittee is also responsible for overseeing the Company’s controls, technology and cyber resiliency. In addition, the Cybersecurity Subcommittee reviews and oversees significant Company investments in cybersecurity and technology infrastructure and program needs. In connection with such oversight and review, the Cybersecurity Subcommittee is responsible for overseeing the development, refinement, and implementation of policies, programs, planning, and training pertaining to the cybersecurity mission of the Company. To ensure the Company is aligned in its cybersecurity risk management and response, it must regularly report to the Finance and Audit Committee or Board on cybersecurity matters.
The Cybersecurity Subcommittee will meet at least four least times per year. Since its inception, the Cybersecurity Subcommittee has held 2 meetings.
Under its charter, the Cybersecurity Subcommittee has the authority to retain and terminate any independent legal, financial, or other advisors it considers necessary to carry out its responsibilities without conferring with or obtaining the approval of management or the Board. The charter for the Cybersecurity Subcommittee was recently created by the Board on January 10, 2024. A copy of this charter is available on our website.
Compensation Committee
The Compensation Committee consists of Messrs. Brown, Coppedge and Lada, each of whom is independent under NASDAQ’s listing requirements and SEC rules. Mr. Brown is the Chairman of the Compensation Committee. The Compensation Committee is responsible for making a recommendation of the compensation of the CEO without management present, with such recommendation then presented to the Board for final determination. With respect to the compensation of the other executive officers, the CEO provides input and makes recommendations to the Compensation Committee, the Compensation Committee then makes a recommendation to the Board, and the Board decides the compensation to be paid to such executive officers. The Compensation Committee also reviews director compensation and makes recommendations to the Board for the Board’s approval with respect to such review.
The Compensation Committee is also responsible for administering our stock plans, our 2023 Incentive Compensation Plan, (“2023 Incentive Compensation Plan”), our Second Amended and Restated 2005 Incentive Compensation Plan, as amended (“2005 Incentive Compensation Plan”), and the Chief Executive Officer Annual Incentive Plan, as amended (“CEO Plan”), except to the extent that such responsibilities have been retained by the Board. The Compensation Committee has delegated to management certain day-to-day operational activities related to the stock and incentive compensation plans. The Compensation Committee operates pursuant to a written charter. The Compensation Committee held 9 meetings in 2023.
Under its charter, the Compensation Committee has the authority to retain and terminate any independent legal, financial, or other advisors it considers necessary to carry out its responsibilities without conferring with or obtaining the approval of management or the Board. This authority includes the authority to retain and terminate any compensation consultant used to assist in evaluation of director, CEO, or executive officer compensation. Under the charter, the Company is required to provide the Compensation Committee with sufficient funding to exercise its authority. The charter for the Compensation Committee was updated by the Board on February 2, 2023. A copy of this charter is available on our website.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee was established by the Board on February 2, 2023. The Nominating and Corporate Governance Committee consists of Messrs. Brown, Coppedge, and Schechter, each of whom is independent under NASDAQ’s listing requirements. Mr. Coppedge is the Chairman of the Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to carry out the responsibilities delegated by the Board relating to the Company’s director nomination process, developing and maintaining the Company’s corporate governance policies, and any related matters required by the federal securities laws.
The Nominating and Corporate Governance Committee is responsible for recommending to the Board qualified nominees for election to the Board, including nominees for election at the annual meetings of shareholders and to fill vacancies on the Board that may arise from time to time. The Nominating and Corporate Governance Committee is also responsible for identifying and screening individuals qualified to become members of the Board, and for considering any director candidates recommended by shareholders pursuant to the procedures set forth in the Company’s Bylaws and described in the Company’s proxy statement. In addition, the Nominating and Corporate Governance Committee is tasked with reviewing and making recommendations to the Board regarding the selection and retention of all executive officers of the Company (other than the CEO), and other key employees as appropriate, as well as making recommendations to the Board concerning the composition, functions, leadership, and duties of the committees of the Board and the leadership of executive sessions of the Board. In the event a director resigns, the Nominating and Corporate Governance Committee is responsible for reviewing the resignation letter and evaluating and recommending to the Board whether such resignation should be accepted.

In terms of governance functions, the Nominating and Corporate Governance Committee is responsible for developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and monitoring compliance with the guidelines. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing the Company’s corporate governance practices and procedures, including identifying best practices, reviewing and recommending to the Board for approval any changes to the documents, policies, and procedures in the Company’s corporate governance framework, and reviewing and discussing with management disclosure of the Company’s corporate governance practices. The Nominating and Corporate Governance Committee is also responsible for developing and recommending to the Board for approval director independence standards in addition to those required by NASDAQ or standards for determining whether a director has a relationship with the Company that would impair his or her independence. Lastly, the Nominating and Corporate Governance Committee reviews and makes recommendations to the Board concerning executive management succession.
The Nominating and Corporate Governance Committee held 3 meetings in 2023. The charter under which the Nominating and Corporate Governance Committee operates was approved by the Board on February 2, 2023. A copy of this charter is available on our website.
Director Nomination Process
The Nominating and Corporate Governance Committee is responsible for recommending to the Board qualified nominees for election to the Board, including nominees for election at the annual meeting of shareholders and to fill vacancies on the Board that may arise from time to time. The Nominating and Corporate Governance Committee is also responsible for identifying and screening individuals qualified to become members of the Board. Once the Nominating and Corporate Governance Committee has made its recommendations to the Board, the Board is ultimately responsible for recommending a slate of director nominees to the shareholders for election at each annual meeting of shareholders.
Criteria and Diversity
The Company is committed to fostering, cultivating, and preserving a culture of diversity and inclusion, and as such, the Nominating and Corporate Governance Committee considers diversity of skill, experience, and background, including diversity of gender and race, to be an asset when evaluating candidates for recommendation as director nominees. In evaluating a candidate for recommendation as a director nominee, the Nominating and Corporate Governance Committee will consider such matters as it deems appropriate, including the candidate’s personal and professional integrity, business judgment, relevant experience and skills, diversity, and potential to be an effective director in conjunction with the full Board in collectively serving the long-term interests of the Company’s shareholders. When considering an existing director for nomination for re-election to the Board, the Nominating and Corporate Governance Committee will also consider that individual’s Board and committee attendance, performance, and length of service. Candidates may be interviewed by the Committee where it deems it appropriate. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended nominees, the Board also considers the following qualifications when recommending a slate of director nominees to shareholders: relevant management and/or industry experience; high personal and professional ethics, integrity, and values; a commitment to representing the long-term interests of our shareholders as a whole rather than special interest groups or constituencies; independence pursuant to NASDAQ’s guidelines; and an ability and willingness to devote sufficient time to carrying out his or her duties. The Company’s Corporate Governance Guidelines also provide that the Company endeavors to have a Board representing diverse experience in areas that are relevant to the Company’s activities. All of our directors have relevant management and/or industry experience which they use to provide valuable advice and direction in connection with their oversight of the Company. Every director has been an executive officer responsible for leading and managing his or her company’s operations. With respect to the nomination of continuing directors for re-election, each individual’s contributions to the Board are also considered. The Company believes that the backgrounds and qualifications of the directors provide a significant composite mix of experience, knowledge, and abilities that permit the Board to fulfill its oversight responsibilities. Nominees are not discriminated against on the basis of gender, national origin, disability, race, religion, sexual orientation, or any other basis proscribed by law.

Identifying Director Nominees; Consideration of Nominees of the Shareholders
The Nominating and Corporate Governance Committee employs a variety of methods for identifying and evaluating director nominees, as described in its charter. In addition, the Board regularly assesses the size of the Board, the need for particular expertise on the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director which may come to its attention through current Board members, professional search firms, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year.
The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders when the nominations are properly submitted pursuant to the procedures set forth in the Company’s Bylaws and proxy statement. The deadlines and procedures for shareholder submissions of director nominees are described below under “Shareholder Proposals and Director Nominations for Annual Meetings.” Following verification of the shareholder status of persons recommending candidates, the Nominating and Corporate Governance Committee will make an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a shareholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee as part of its review. Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Nominating and Corporate Governance Committee, a potential candidate nominated by a shareholder is treated like any other potential candidate during the review process by the Nominating and Corporate Governance Committee.
Board Leadership Structure
The Board believes that it is currently best for the Company to have the positions of CEO and Chairman be occupied by separate individuals. An independent Chairman is able to improve the Board’s ability to oversee management and ensure independent Board leadership on behalf of the shareholders. The current CEO still sits on the Board and is well-informed of the Company’s strategic priorities. The Chairman and independent directors can bring their collective experience, oversight, and expertise to bear in determining the strategies and priorities the Company should follow. The Board believes that the separate role of Chairman and CEO promotes the best interests of the Company and makes the best use of the respective expertise of the Chairman and CEO and each of their unique insights into the challenges facing the Company, the opportunities available to the Company, and the operations of the Company. Together, the Chairman, CEO and independent directors develop the strategic direction of the Company. Once developed, management is accountable for the execution of the strategy. The Board believes that this is the appropriate balance of having a fully informed CEO and independent oversight. In connection with this, the Company’s Corporate Governance Guidelines provide that the independent directors shall meet regularly in executive sessions without management or non-independent directors present and that the Chairman will preside at such meetings. The Corporate Governance Guidelines also provide that if an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO and the Chairman. Further, the Corporate Governance Guidelines provide, as set forth in further detail above, that shareholders wishing to contact the Board may address their correspondence to the Chairman (or any individual director).
The Board’s Role in Risk Oversight
The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, cybersecurity, and strategic (with respect to the Company as a whole and with respect to each station and the markets in which each station is located). The Board receives these reports from the appropriate officer within the organization to enable it, pursuant to the Corporate Governance Guidelines, to assess the major risks facing the Company and review options for their mitigation. The Finance and Audit Committee, pursuant to the Finance and Audit Committee’s charter, is required to discuss policies with respect to risk assessment and risk management as relates to the Company’s financial statements and financial reporting process. During the meeting of the Board, the Chairman or any other member of the Finance and Audit Committee reports on any applicable discussion relating to risk to the Board. The Board has constituted a Cybersecurity Subcommittee to monitor cybersecurity risks and oversee cybersecurity programs and policies. For more information on Board’s role in addressing cybersecurity risks, see “Cybersecurity Subcommittee” on page 11.
FINANCE AND AUDIT COMMITTEE REPORT
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.
Our management is responsible for the preparation, presentation, and integrity of our financial statements, the accounting and financial reporting principles, and the internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for an integrated audit of our financial statements and internal control over financial reporting. The integrated audit is designed to express an opinion on our consolidated financial statements and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Finance and Audit Committee’s responsibility is generally to monitor and oversee these processes.
In performing its oversight function, the Finance and Audit Committee:
•
Met to review and discuss our audited financial statements for the year ended December 31, 2023 with our management and our independent auditors;

•
Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
Received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Finance and Audit Committee concerning independence and discussed the independent auditors’ independence with them.

While the Finance and Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Finance and Audit Committee to plan or conduct audits, nor is the Finance and Audit Committee responsible for determining that the Company’s financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. The latter obligation is the responsibility of management, and the independent registered public accounting firm is responsible for planning and conducting its audits.
Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Finance and Audit Committee referred to above and in its charter, the Finance and Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.
Finance and Audit Committee
Timothy J. Clarke (Chair), Clarke R. Brown Jr., and Michael W. Schechter.
COMPENSATION OF DIRECTORS
Historically, each director besides the CEO received an annual cash retainer of $34,000 and chairpersons of each committee who were not employees received an additional annual cash retainer of $9,500. The Lead Director received an additional annual retainer of $25,000. Directors were also eligible to receive stock awards of up to 75% of their annual cash retainer. Beginning on October 1, 2022, the annual cash retainer was increased to $72,000 per year, the committee chairperson additional annual retainer was increased to $10,000 per year and the Chairman of the Board receives an additional annual retainer of $10,000.

Beginning in 2023, each director other than the CEO will receive stock grants of $53,000 annually. The retainers are paid quarterly. All directors who are not employees are required to hold and maintain 1,250 shares of the Company’s Class A Common Stock. Such directors are required to achieve this guideline within five years of joining the Board, or in the case of such directors serving at the time the guidelines were adopted, within five years of the date of the adoption of the guideline.
Directors may elect to pay out-of-pocket for health insurance benefits currently offered by the Company to its employees under its self-insured program. In the alternative, directors may elect to have part of their annual retainer used to pay for such benefits. Directors are also permitted to take into income the value of the health insurance benefit.
2023 Director Compensation Table
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael J. Bergner(4)	$25,319	$—	$3,411	$28,730
Clarke R. Brown, Jr(5)	$78,456	$53,005	$5,138	$136,599
Timothy J. Clarke(6)	$82,000	$53,005	$6,364	$141,369
Roy F. Coppedge III(7)	$82,000	$53,005	$5,138	$140,143
Warren S. Lada(8)	$82,000	$53,005	$5,344	$140,349
Marcia K. Lobaito	$72,000	$53,005	$41,071	$166,076
Michael W. Schechter(9)	$46,681	$30,921	$—	$77,602
Gary G. Stevens(10)	$75,544	$53,005	$9,811	$138,360

(1)
The compensation of our current Chief Executive Officer, Christopher S. Forgy, has been omitted from this table. The compensation is included in the Summary Compensation Table.

(2)
All stock awards comprise grants of Class A Common Restricted Stock which vest in one-third increments on December 15, 2024, and 2025, and 2026, if the reporting person is a director on the applicable date. Stock award values are calculated based on the closing price of our Class A Common Stock on the NASDAQ on December 7, 2023 ($20.41 per share). As of December 31, 2023, the following directors held the following number of unvested restricted stock awards: Mr. Brown, 3,601; Mr. Clarke, 3,837; Mr. Coppedge, 3,601; Mr. Lada, 3,644; Ms. Lobaito, 3,355; and Mr. Schechter, 1,515, and Mr. Stevens, 4,454. All such restricted stock, however, shall vest if the reporting person is a director upon the occurrence or deemed occurrence of a change-in-control. Effective November 30, 2023, Ms. Lobaito retired from her position as Corporate Secretary, but continues to serve the Company as a Director.

(3)
With respect to Mr. Stevens, includes the value of dental insurance provided and dividends paid on unvested restricted stock. With respect to Ms. Lobaito, includes compensation earned for her role as Corporate Secretary of the Company, and dividends paid on unvested restricted stock, but does not include $61,002 of non qualified deferred income distributions paid to Ms. Lobaito during the fiscal year for her services as an officer of the Company. With respect to Mr. Bergner, Mr. Brown, Mr. Clarke, Mr. Coppedge, and Mr. Lada, includes dividends paid on unvested restricted stock.

(4)
Mr. Bergner served on our Board of Directors until May 2023.

(5)
Chairman of Compensation Committee.

(6)
Chairman of Finance and Audit Committee.

(7)
Chairman of the Nominating and Corporate Governance Committee. Elected as a Director in May, 2023.

(8)
Chairman of the Board.

(9)
Chairman of the Cybersecurity Subcommittee of the Finance and Audit Committee.

(10)
Mr. Stevens is not standing for re-election at the 2024 Annual Meeting of Shareholders.

Board Diversity Matrix
Board Diversity Matrix as of April 11, 2024
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	6	—	1
Part II: Demographic
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+			—
Did Not Disclose Demographic Background			1
The information regarding board diversity for 2023 can be found in our proxy statement filed April 7, 2023. This table includes the information for Gary G. Stevens who will retire from the Board effective the date of the 2024 Annual Meeting.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS WITH DIRECTORS AND MANAGEMENT
Policy
Pursuant to our written Corporate Governance Guidelines, the Finance and Audit Committee is required to conduct a review of all related party transactions for potential conflicts of interest. All such transactions must be approved by the Finance and Audit Committee. To the extent such transactions are on-going business relationships with the Company, such transactions are reviewed annually, and such relationships shall be on terms not materially less favorable than would be usual and customary in similar transactions between unrelated persons dealing at arm’s-length.
Related Party Transactions
Since 2019, the Company has employed Eric Christian, the son of Judith A. Christian and our former President, CEO and Chairman, Edward K. Christian, who passed away in August 2022. Mrs. Christian, along with Michael L. Dallaire, serves as a co-trustees of the Edward K. Christian Trust, a more than 5% shareholder.
For the 2022 fiscal year, Mr. Eric Christian was employed by the Company as the Company’s Vice President of Digital Strategies, was paid an aggregate salary and bonus of $195,000 and participated in the Company’s employee benefits plans. For the 2023 fiscal year, Mr. Eric Christian was employed by the Company as the Company’s Vice President of Digital Strategies and then in February 2023 promoted to Chief Marketing Officer. For the 2023 fiscal year, Mr. Eric Christian was paid an aggregate salary and bonus of $193,000 and participated in the Company’s employee benefit plans.
The Board of Directors approved the hiring of Mr. Eric Christian as the Company’s Director of Digital Strategies in 2019, his promotion to Vice President of Digital Strategies in July 2020, and his promotion to Chief Marketing Officer in February 2023.

PROPOSAL 2 — TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Pursuant to the Finance and Audit Committee’s charter, each year the Finance and Audit Committee appoints the Company’s independent auditor after considering, among other things, the independent auditor’s independence, its services, and its fees for audit and non-audit services. After considering these matters, the Finance and Audit Committee appointed UHY to be our independent registered public accounting firm for the fiscal year ended December 31, 2024.
The Board is asking the shareholders to ratify the appointment of UHY. The holders of Class A Common Stock will vote together as a single class, with each share of Class A Common Stock entitled to one vote per share. In accordance with the Florida Business Corporation Act, the appointment will be ratified by a majority vote of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting. Although shareholder ratification of the appointment is not required, if the shareholders do not ratify the appointment, the Finance and Audit Committee will consider such vote in its decision to appoint the independent registered public accounting firm for 2025.
The Finance and Audit Committee and the Company’s Board believe that the retention of UHY as the Company’s independent registered public accounting firm is in the best interest of the Company and its shareholders. Representatives of UHY are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of shareholders.
Fees Paid to UHY LLP
The following table presents the fees paid by us for professional services rendered by our current independent registered public accounting firm, UHY LLP, for the fiscal years ended December 31, 2023 and 2022.
Fee Category	2023 Fees	2022 Fees
Audit fees	$282,550	$282,000
Audit-related fees	$17,500	$15,000
Tax fees	$40,930	$39,825
All other fees	$—	$—
Total fees	$340,980	$336,825
Audit Fees
Audit fees were for professional services rendered and expenses related to the audit of our consolidated financial statements, audit of internal controls, and reviews of the interim consolidated financial statements included in quarterly reports.
Audit-Related Fees
Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “audit fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.
Tax Fees
Tax fees were for professional services for federal, state and local tax compliance for the Company’s income tax returns and benefit plans.
Policy for Pre-Approval of Audit and Non-Audit Services
The Finance and Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent auditors are permitted to perform for us under applicable federal securities regulations. As permitted by the applicable regulations, the Finance and Audit Committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditor and pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed by the Finance and Audit Committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others. The Finance and Audit Committee has delegated to the Chair of the Finance and Audit Committee the authority to approve permitted services provided that the Chair reports any decisions to the Finance and Audit Committee at its next scheduled meeting.
The pre-approval policy was implemented effective as of May 6, 2003, as required by the applicable regulations. All engagements of the independent auditor to perform any audit services and non-audit services since that date have been pre-approved by the Finance and Audit Committee in accordance with the pre-approval policy. The policy has not been waived in any instance.
The Board recommend a vote “FOR” ratification of the appointment of UHY LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

COMPENSATION OVERVIEW
This Compensation Overview outlines our compensation objectives and policies for our executive officers. It explains how we make executive compensation decisions, the data we use, and the reasoning behind the decisions that we make.
Following the Compensation Overview are tables and other information that explain the compensation for our executive officers, including discussion of the potential compensation of our executive officers following termination of employment under different situations.
These tables and narratives assist us in communicating our compensation plans to our shareholders.
Administration and Oversight
The Compensation Committee (under this heading, the “Committee”) is comprised solely of independent directors. The responsibilities of the Committee include our management compensation programs and the compensation of our executive officers. In 2022, the Committee was responsible for recommending to the Board the compensation of the CEO without management present. With respect to the compensation of the other executive officers, the CEO provided input and made recommendations to the Committee, and the Committee then made a recommendation to the Board. The Board decides the compensation of all of the Company’s executive officers; however, bonuses and performance criteria with respect to the CEO under the CEO Plan are determined by the Committee. The Committee is also responsible for administering the 2005 Incentive Compensation Plan, the 2023 Incentive Compensation Plan, and the CEO Plan.
Executive Compensation Objectives and Policies
The Committee believes that in order to maximize shareholder value, we must have a compensation program designed to attract and retain superior management at all levels in the organization. The objective of the management program is to both reward short-term performance and motivate long-term performance so that management’s incentives are aligned with the interests of the shareholders. The Committee believes that management at all levels should have a meaningful equity participation in the ownership of our Company, although no specific target level of equity holdings has been established for management by the Committee. While the Committee has awarded both restricted stock and options in the past, since 2008, based on a recommendation from Towers Watson, the Committee has awarded only restricted stock to our executive officers and other key members of management. In 2022, we awarded our named executive officers 16,383 shares of restricted stock (which consisted of all Class A Common Restricted Stock). In 2023, we awarded our named executive officers 55,979 shares of restricted stock (which consisted of all Class A Common Restricted Stock).
We attempt to achieve our objectives through compensation plans that tie a portion of our executives’ overall compensation to our financial performance and that are competitive with the marketplace. To that end, the Committee reviews the proxy statements of other public companies in the same industry to see if the compensation of our executive officers is generally in line with other companies in our industry, and with respect to the executive officers other than the CEO, the Committee also gives weight to the recommendations of the CEO. However, the Committee does not benchmark compensation of our executive officers to the compensation paid to executive officers of other public companies in the same industry. Other public companies that the Committee has looked at in past years for comparison include: Beasley Broadcast Group, Inc.; CC Media Holdings, Inc.; Cumulus Media Inc.; Emmis Communications Corporation; Audacy, Inc.; Entravision Communications Corporation; Urban One, Inc.; Salem Media Group, Inc.; Townsquare Media, Inc.; Sirius XM Holdings Inc.; and Spanish Broadcasting System, Inc.
The Committee’s current policy is that the various elements of the compensation package are not interrelated in that gains or losses from past equity incentives are not factored into the determination of other compensation. For instance, if restricted stock that was granted in a previous year declines in value the next year, the Committee does not take that into consideration in determining the amount of the bonus or restricted stock to be granted the next year. Similarly, if the restricted shares granted in a previous year become extremely valuable, the Committee does not take that into consideration in determining the bonus or restricted stock to be awarded for the next year. In addition, the amount of a cash bonus does not affect the number of restricted shares that are granted during a particular year.
We have certain rights with regard to the adjustment or recovery of certain incentive-based compensation awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.
Consideration of 2023’s “Say On Pay” Vote
Our shareholders are currently provided an advisory vote on the compensation of our named executive officers every year. Following our Annual Meeting of Shareholders in May 2023, the Committee reviewed the results of the shareholder advisory vote on executive compensation that was held at the meeting with respect to the 2022 compensation of the named executive officers (“2022 Say On Pay”). More than 61.1% of the votes cast (excluding broker non-votes) were voted in support of the compensation of our named executive officers set forth in the Compensation Overview, the Summary Compensation Table and the related compensation tables and narratives in the 2022 proxy statement. After considering the results of the 2022 Say On Pay vote, which indicated that our shareholders approved of our methodology for establishing compensation, as well as the other factors considered in determining executive compensation as described in this Compensation Overview, the Committee was encouraged to continue its practices in determining executive compensation.
Compensation Components
The key components of our executive compensation program generally consist of a base salary, a cash bonus and participation in our 2023 Incentive Compensation Plan (pursuant to which restricted stock, restricted stock units, incentive stock options, nonqualified stock options, and performance awards, including cash, may be granted). In addition, the Company also has a 401(k) Plan and a deferred compensation plan. Our executives can invest in our Class A Common Stock through our 401(k) Plan and in our Common Stock, as applicable, through the award of grants of stock options and/or restricted stock under the 2023 Incentive Compensation Plan. As noted above, in 2023 and 2022, there were no awards of stock options, while in 2023 and 2022 certain awards of restricted stock were made. Our executive officers also receive certain health benefits and perquisites. In addition, pursuant to agreements with our executive officers, we provide for severance following a sale or change-in-control.
Base Salary
On January 25, 2022, we entered into a third amendment (the “2022 Amendment”) to the employment agreement with Mr. Christian, our former CEO, dated June 1, 2011 (the “2011 employment agreement”), which had previously been amended on February 12, 2016 (the “2016 amendment”) and on February 26, 2019 (the “2019 amendment”). The 2011 employment agreement, as amended by the 2016 amendment, the 2019 amendment and the 2022 amendment, is referred to herein as the “amended 2011 employment agreement”. The terms and conditions of the amended 2011 employment agreement are disclosed below under “Compensation of Executive Officers Employment Agreement and Potential Payments Upon Termination or Change-in-Control.” The Committee entered into the 2022 amendment rather than waiting until closer to the expiration of Mr. Christian’s amended 2011 employment agreement, in order to make certain changes to the 2011 employment agreement pursuant to Section 409A of the Internal Revenue Code, and in order to provide stability to the Company, assurance to the marketplace, and certainty to Mr. Christian as to the future management of the Company during the next important period of Company operations. Under the amended 2011 employment agreement, as of each June 1, the anniversary of the 2011 employment agreement (the “anniversary date”), the Committee determined, in its discretion, the amount of any increase to Mr. Christian’s then existing annual salary, provided that such increase shall not be less than the greater of 4% or the cost of living increase based on the consumer price index. Effective June 1, 2021, the Committee increased Mr. Christian’s 2021 base salary by 4% to $1,225,939, and effective June 1, 2022, the Committee increased Mr. Christian’s 2022 base salary by 4% to $1,290,423.
On August 21, 2022, Warren S. Lada, a member of our Board of Directors, was appointed as our Interim President and CEO following the death of Mr. Christian, to serve in this capacity while the Company conducted a formal search for a permanent successor to Mr. Christian. Under the terms of a letter agreement between us and Mr. Lada dated August 21, 2022, we agreed to pay Mr. Lada an annualized base salary of $750,000. Mr. Lada served as our Interim President and CEO until December 6, 2022.
Effective December 7, 2022, Christopher S. Forgy was appointed as our current President and CEO. Under the terms of the employment agreement between the Company and Mr. Forgy, dated as of November 16, 2022, the Company agreed to pay Mr. Forgy a base salary during his initial three year employment term of:
Year 1 December 7, 2022 through December 6, 2023	$670,000
Year 2 December 7, 2023 through December 6, 2024	$697,000
Year 3 December 7, 2024 through December 6, 2025	$725,000
If the Company and Mr. Forgy mutually agree to renew the term of Mr. Forgy’s employment for an additional two years, Mr. Forgy’s base salary would be $753,000 in the fourth year through December 6, 2026, and $783,000 in the fifth year through December 6, 2027.
On October 22, 2021, following Board approval, the salaries for Mr. Bush, and Mr. Forgy who was then our Senior Vice President/Operations, were increased to $365,000 and $300,000, respectively. See “Compensation of Executive Officers — 2022 CEO and Executive Officer Compensation” Based on the recommendation of the CEO, the Compensation Committee recommended to the Board that base salaries for Mr. Bush remain flat in 2022 and 2023, and the Board agreed with the recommendation. Mr. Leland was promoted to Senior Vice President of Operations effective January 3, 2023, with his annual base salary set forth at $300,000. Previously Mr. Leland served as the Company’s President and General Manager in our Norfolk, Virginia market with an annual base salary set forth at $250,000.
Bonuses
The Company entered into the CEO Plan effective as of January 1, 2000, which was approved by shareholders at the 2000 Annual Meeting of Shareholders and re-approved by shareholders at the 2005, 2010, 2015, and 2020 Annual Meetings of Shareholders. Mr. Christian’s amended 2011 employment agreement and Mr. Forgy’s 2022 employment agreement provided that they had the opportunity to earn an annual performance bonus pursuant to the terms of the CEO Plan and was also eligible for a bonus determined in the discretion of the Committee. Among other reasons, the use of performance driven requirements were designed to permit the bonus payments to be fully deductible and exempt from Section 162(m) of the Code, which generally disallows a tax deduction to public corporations for compensation over $1 million paid for any calendar year to the CEO and certain other highly compensated executive officers included in the 2023 Summary Compensation Table. The Tax Cuts and Jobs Act, (the “Act”) eliminated the performance-based compensation exception to the $1 million limitation, beginning January 1, 2018. The Act, however, provided a transition rule with respect to performance-based remuneration which is provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not materially modified after that date, such as the CEO Plan. Under the CEO Plan, within ninety days after the beginning of each fiscal year, the Committee establishes the bonus opportunity for the CEO. The bonus opportunity for the CEO is based on the achievement of one or more performance objectives in alignment with our business strategies, and, if realized, provides for a total compensation generally in line with the total compensation paid to other CEOs in our peer group.
In March 2022, the Committee approved a broadcast cash flow (“BCF”) goal for Mr. Christian with five different BCF targets of $29 million, $30 million, $31 million, $32 million, and $33 million, allowing for a possible award of $800,000, $850,000, $900,000, $950,000 and $1,000,000, respectively, payable in cash and/or restricted stock if such targets were achieved. The Committee further determined, in the event of a sale or acquisition of broadcast assets during the fiscal year 2022, the established BCF goals would be adjusted. The established BCF goals would be reduced by the budgeted BCF for the broadcast assets sold during fiscal year 2022 on a pro-rata basis. Pro-rata BCF generated from broadcast assets acquired during fiscal year 2022 would be added to adjust the BCF goals. The BCF target levels are selected to reward improvements in BCF. It is believed that the initial target level will be achievable based on past performance, while the other targets will be more difficult to achieve. For fiscal year 2022, the Committee determined that Mr. Christian achieved the $32 million target under the BCF performance goal and awarded Mr. Christian a prorated aggregate cash bonus of $633,333.
The Committee awarded Mr. Forgy a discretionary bonus of $50,000 for the 2022 fiscal year for his role as President and Chief Executive Officer. In March 2023, the Committee approved a BCF goal for Mr. Forgy with four different BCF targets of $30 million, $31 million, $32 million, and $33 million, allowing for a possible award of $235,000, $380,000, $525,000, and $670,000, respectively, payable in cash if such targets were achieved. The Committee further determined, in the event of a sale or acquisition of broadcast assets during the fiscal year 2023, the established BCF goals would be adjusted. The established BCF goals would be reduced by the budgeted BCF for the broadcast assets sold during fiscal year 2023 on a pro-rata basis. Pro-rata BCF generated from broadcast assets acquired during fiscal year 2023 would be added to adjust the BCF goals. The BCF target levels are selected to reward improvements in BCF. It is believed that the initial target level will be achievable based on past performance, while the other targets will be more difficult to achieve. For fiscal year 2023, the Committee determined that BCF did not meet any of the established BCF goals noted above. The Committee awarded Mr. Forgy with a discretionary bonus of $245,000 due to the significant achievements of the Company under the leadership of Mr. Forgy during 2023, including significant investments in initiatives to diversify our revenue and building our Corporate management team to establish a base for future growth and to hold revenue flat in comparison to 2022 year-end during a year when revenue was impacted by a reduction in political revenue.
The CEO provides input and makes recommendations to the Committee as to the bonuses to be paid to the other executive officers. As a result of Mr. Christian’s passing in 2022, the Committee made a recommendation to the Board to award a special bonus of $25,000 to Mr. Forgy, and Mr. Bush and the Board agreed. Based on his subjective review of the 2022 performance of the executive officers, Mr. Forgy recommended that 2022 cash bonuses be awarded in the amount of $50,000 for Mr. Bush, and the Committee agreed. The Committee then made such recommendation to the Board for the Board’s final approval, and the Board agreed. In his role as President and General Manager of our Norfolk, Virginia market, Mr. Leland earned an annual bonus of $40,000 in 2022. Based on his subjective review of the 2023 performance of the executive officers, Mr. Forgy recommended that 2023 cash bonuses be awarded in the amount of $52,500 for Mr. Bush and $35,000 for Mr. Leland, and the Committee agreed and the Board approved these bonuses.
Long-Term Incentives
In 2005, we engaged Towers Watson (then Towers Perrin) to conduct a review of our long-term incentive plan and provide recommendations, as appropriate, for redesigning our plan. We did not request, and Towers Watson did not conduct, a review of our long-term incentive award opportunities relative to market levels. The purpose of the review was to determine a long-term strategy for providing an effective equity incentive package which would attract, motivate, and retain our executive officers. Based on Towers Watson’s recommendations, we developed a new strategy to award a combination of stock options and restricted stock, and adopted the 2005 Incentive Compensation Plan, subject to shareholder approval.
Shareholders approved this Plan at the 2005 Annual Meeting of Shareholders and re-approved it at the 2010 Annual Meeting of Shareholders, by written consent in 2013 and at the 2018 Annual Meeting of Shareholders.
In June 2008, the Committee determined that it would only award restricted stock pursuant to the 2005 Incentive Compensation Plan, since stock options historically had not been an effective strategy, as previously granted options were generally underwater, and stock options had the potential to result in the issuance of a far larger number of shares than by granting only restricted stock. In March 2013, we engaged Towers Watson to again advise us with respect to possible grants of stock options and/or restricted stock under our 2005 Incentive Compensation Plan. Under this plan, we awarded our named executive officers shares of restricted stock in each of 2013 – 2019, and in 2021 – 2022. No restricted stock or options were granted to our named executive officers in 2020 because of the uncertainty of the COVID-19 pandemic and the related impact to the economy. In recent years, the restricted stock has been granted with pro-rata vesting at the end of each of the ensuing three years from the date of grant. All such awards of restricted stock, however, shall vest if the named executive officer is an employee upon the occurrence or deemed occurrence of a change-in-control. Under the terms of the 2005 Incentive Compensation Plan and the form of restricted stock grant agreement, each officer must retain 50% of the net award of restricted stock until such time as the officer is no longer an employee of the Company.
In May 2023, our shareholders approved the 2023 Incentive Compensation Plan. The 2023 Incentive Compensation Plan replaces the 2005 Incentive Compensation Plan. The Board does not intend to make any further awards under the 2005 Incentive Compensation Plan. However, each outstanding award under the 2005 Incentive Compensation Plan will remain outstanding under the 2005 Incentive Compensation Plan and will continue to be governed under its terms and any applicable award agreement. The 2023 Incentive Compensation Plan allows for the granting of restricted stock, restricted stock units, incentive stock options, nonqualified stock options, and performance awards, including cash to eligible employees and non-employee directors of the Company and its subsidiaries. Under this plan, we awarded our named executive officers shares of restricted stock in 2023. The restricted stock was granted with pro-rata vesting at the end of each of the ensuing three years from the date of grant. All such awards of restricted stock, however, shall vest if the named executive officer is an employee upon the occurrence or deemed occurrence of a change-in-control. Under the terms of the 2023 Incentive Compensation Plan and the form of restricted stock grant agreement, each officer must retain 50% of the net award of restricted stock until such time as the officer is no longer an employee of the Company.
Mr. Christian’s awards of stock options and restricted stock related to Class B Common Stock and the other executive officers’ awards of stock options and/or restricted stock relate to Class A Common Stock. Only Mr. Christian or an affiliate of Mr. Christian was able to hold Class B Common Stock. An affiliate includes (i) any individual or entity who or that controls or is under common control with Mr. Christian, (ii) any corporation or organization in which Mr. Christian is an officer or partner or the beneficial owner of 10% of more of the voting securities (other than the Company or a majority-owned subsidiary of the Company), (iii) a trust or estate in which Mr. Christian has a substantial beneficial interest or as to which he serves as trustee or in a similar fiduciary capacity, or (iv) any relative or spouse of Mr. Christian, or any relative of such spouse, who has the same home as Mr. Christian or who is a director or officer of the Company or any of its subsidiaries. An executive officer generally forfeits any unvested stock option and restricted stock award upon ceasing employment.
401(k) Plan
Our 401(k) Plan is available to substantially all of our full-time employees, including our executive officers. Under the 401(k) Plan, our executive officers determine at the beginning of each quarter a fixed percentage of their base salary to be deferred and included in their 401(k) accounts. We also have made discretionary matching contributions to all participants’ accounts, up to a maximum of $1,200 for the 2022 match and 2023 match. The matching portion of the Company’s contribution in past years has been invested in our Class A Common Stock, with the participant having the option to transfer the investment to another investment option. Discretionary matches were made for the 2022 and 2023 plan years. All participants have the opportunity to invest their deferred amounts in our Class A Common Stock. The feature of the 401(k) Plan allowing our executives to purchase our Class A Common Stock is designed to align their interests with shareholders.
Deferred Compensation Plans
In 1999 and 2005, we established nonqualified deferred compensation plans which allow executive officers and certain employees to annually elect, prior to January 1 of the calendar year in which the base salary or bonus is earned, to defer up to 15% (but not less than $2,500) of their base salary, and up to 85% of any bonus, on a pre-tax basis, until their retirement or termination. The deferred amounts are periodically credited with investment returns by reference to investment options offered to participants in the plans, although we are not obligated to reserve funds to pay deferred amounts or, if we do so, to invest the reserves in any particular manner. We may, in our discretion, purchase policies of life insurance on the lives of the participants to assist us in paying the deferred compensation under the plans. The retirement or termination benefit to be paid by us to a participant is the cumulative amount of compensation deferred by the participant and any notional investment returns thereon. The 2005 deferred compensation plan is substantially identical to the 1999 plan except for certain modifications to comply with Section 409A of the Code. Any contributions made after 2004 are made pursuant to the 2005 deferred compensation plan. We have created grantor trusts to assist us in meeting our obligations under the plans. All assets of the trusts are dedicated to the payment of deferred compensation under the respective plans unless we become insolvent, in which case the assets are available to our creditors.
Health Plans and Perquisites
We provide our executive officers with certain benefits and perquisites. These benefits and perquisites are designed to attract and retain our senior managers. Benefits include basic life insurance and medical and dental insurance equal to that provided to other employees. In addition, executive officers also receive benefits under a split dollar life insurance plan and a long-term care plan. Executive officers are also eligible for car allowances and medical reimbursements. In addition, Mr. Christian received personal use of our private airplane, personal tax consulting and tax return preparation fees, and country club dues. Mr. Lada was provided with local transportation at the Company’s expense for up to three days a week to assist him in his commute to the Company’s offices. Under his employment agreement, Mr. Forgy receives a car allowance, medical reimbursements, a country club membership, and personal use of our private airplane lease. Perquisites are provided in order to provide a total compensation package which is competitive with the marketplace for executive officers. Under Mr. Christian’s amended 2011 employment agreement, if Mr. Christian’s employment was terminated for any reason, other than “for cause,” we agreed to continue to provide health insurance and medical reimbursement commensurate with all health insurance and medical reimbursement programs that are maintained by us for current employees to Mr. Christian and his spouse, and to maintain in force all existing life insurance policies for a period of ten years.
Severance Arrangements
As discussed in more detail in the section below entitled “Compensation of Executive Officers- Employment Agreement and Potential Payments Upon Termination or Change-in-Control,” Mr. Christian’s amended 2011 employment agreement had change-in-control severance arrangements. In addition, in December 2007, the Committee determined to enter into change-in-control agreements with its other executive officers. The agreements are intended to help retain executives during continued industry consolidation and are designed to attract and retain senior managers and to provide for continuity of management in the event of a change-in-control.
Mr. Christian’s amended 2011 employment agreement provided that following a change-in-control of the Company, the CEO would have the right to terminate his employment. Further, upon such change-in- control, he would be paid an amount equal to 2.99 times the average of his total annual salary and bonus for each of the three immediately preceding periods of twelve consecutive months, plus an additional amount as is necessary for applicable tax liabilities related to the payment. See “Employment Agreement and Potential Payments Upon Termination or Change-in-Control.”
With respect to the other executive officers, including Mr. Forgy, the change-in-control agreements provide that we shall pay a lump sum payment within forty-five days of the change-in-control of 1.5 times the average of the executive’s last three full calendar years of such executive’s base salary and any annual cash bonus. We or the surviving entity may require as a condition to receipt of payment that the executive continue in employment for a period of up to six months after consummation of the change-in-control. During such six months, the executive will continue to earn his pre-existing salary and benefits.

Securities Authorized for Issuance Under Equity Compensation Plan Information
The following table sets forth as of December 31, 2023, the number of securities outstanding under our equity compensation plans, the weighted average exercise price of such securities and the number of securities available for grant under these plans:
	(a)	(b)		(c)
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Column (a))
Equity Compensation Plans Approved by Shareholders:
Employees’ 401(k) Savings and Investment Plan	—		$—	520,665
2005 Incentive Compensation Plan	53,896	$	—(2)	—
2023 Incentive Compensation Plan	139,633	$	—(2)	460,367
Equity Compensation Plans Not Approved by Shareholders:
None	—			—
Total	193,529(1)			981,032

(1)
All 193,529 shares are restricted stock.

(2)
Weighted-Average Exercise Price of Outstanding Options is $0.00 as they are all restricted stock.

COMPENSATION OF EXECUTIVE OFFICERS
The following table sets forth the total compensation awarded to, earned by, or paid during 2023 and 2022 to each person serving as CEO during 2023 and 2022, and the two most highly compensated executive officers other than the CEO as of December 31, 2023 whose total compensation for 2023 exceeded $100,000:
2023 Summary Compensation Table
Name and Principal Positions	Year	Salary(1) $	Bonus(2) $		Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Comp $	All Other Comp(5) $	Total Comp $
Edward K. Christian, Former President and CEO(6)	2023	$—		$—	$—	$—	$—	$—	$—
	2022	$792,385	$	—(2)	$—	$—	$633,333(2)	$4,101,946	$5,527,664
Christopher S. Forgy, President and CEO(7)	2023	$671,766		$245,000	$737,005	$—	$—	$98,071	$1,751,842
	2022	$325,616		$75,000	$187,698	$—	$—	$51,476	$639,740
Warren S. Lada, Interim President and CEO(8)	2023	$—		$—	$—	$—	$—	$—	$—
	2022	$225,000		$—	$34,947	$—	$—	$50,925	$310,422
Samuel D. Bush, Senior Vice President and CFO	2023	$365,000		$52,500	$255,513	$—	$—	$67,445	$740,458
	2022	$365,000		$75,000	$207,501	$—	$—	$58,501	$706,002
Wayne Leland, Senior Vice President of Operations	2023	$300,000		$35,000	$150,014	$—	$—	$47,169	$532,183
	2022	$250,000		$40,000	$74,993	$—	$—	$12,501	$377,494

(1)
Includes amounts deferred under the Company’s 401(k) Plan, the 2005 deferred compensation plan, and Mr. Christian’s amended 2011 employment agreement.

(2)
Upon the recommendation of the Compensation Committee, a discretionary bonus of $50,000 was awarded by the Board to Mr. Forgy for 2022 as outlined in his employment agreement. A bonus in the amount of $50,000 paid to Mr. Bush in 2022 was approved by our Board upon the recommendation of Mr. Forgy and the Compensation Committee. As a result of Mr. Christian’s passing in 2022, our Board upon the recommendation of the Compensation Committee awarded a special bonus of $25,000 to Mr. Forgy and Mr. Bush. The bonus awarded to Mr. Christian in 2022 was based on his having satisified the BCF performance goals and was prorated to the date of his death. The amount of the bonus for Mr. Christian is disclosed under the column entitled “Non Equity Incentive Plan Comp” Upon approval of the Compensation Committee, a discretionary bonus of $245,000 was awarded to Mr. Forgy for 2023 as outlined in his employment agreement. Bonuses in the amount of $52,500 and $35,000 for Mr. Bush and Mr. Leland, respectively, were approved by the Compensation Committee upon the recommendation of Mr. Forgy.

(3)
Includes the value of restricted stock awarded on December 7, 2023, and December 15, 2022, respectively, to Messrs. Forgy and Bush and Mr. Leland in their capacity as officers, and to Mr. Lada in his capacity as a director. See “Long Term Incentives” under “Compensation Overview” above. Refer to Note 7, “Stock-Based Compensation” in the Notes to our Consolidated Financial Statements included in our Annual Report to the SEC on Form 10-K for the year ended December 31, 2023, for the relevant assumptions used to determine the valuation of the stock awards.

(4)
No options were awarded in 2023 or 2022.

(5)
With respect to Mr. Christian, perquisites include personal use of Company provided automobile, country club dues, medical expense reimbursement, participation in an executive medical plan, personal tax consulting and tax return preparation fees, and personal use of a private airplane in 2022. In 2022, the personal use of the private airplane for Mr. Christian was in the amounts of $75,241 (computed using the actual invoice cost incurred by the Company). In 2022, the one-time payments under Mr. Christian’s employment agreement due to his death were in the amounts of $1,290,423 for one-year salary, $789,144 for accrued unused vacation time, $500,000 for split dollar life insurance payments for his spouse for ten years, $315,000 for health insurance premiums and medical expense reimbursement for his spouse for ten years, and $974,363 related to the value of the split dollar life insurance policy to be transferred to his irrevocable trust. Not included in this amount is the tax consequence of the transfer to the estate due to uncertainty related to the timing of the transfer. With respect to Mr. Forgy perquisites include personal use of the Company provided automobile, housing accommodations, and medical expense reimbursements in 2022 and 2023, and in 2023 included personal use of the Company’s private plane lease and country club dues. The personal use of the Company’s private plane lease was $16,470 (computed using the actual invoice cost incurred by the Company). In 2023 and 2022, Mr. Bush received perquisites for automobile allowance, housing accommodation and medical expense reimbursements. Mr. Leland received perquisites for automobile allowance in 2022 and moving expenses and housing accommodations in 2023. In 2022, Mr. Lada received perquisites of $5,295 for transportation costs related to his travel to the Company office while acting as Interim Chief Executive Officer in 2022, director fees earned in the amount of $27,375, the value of health insurance provided in the amount of $15,247, and $3,008 in dividends paid on unvested restricted stock awarded to him in his capacity as a director. Perquisites are valued based on the aggregate incremental costs to the Company. In addition, in 2023, the Company paid life insurance (including split dollar) premiums for Mr. Bush in the amount of $10,000, while in 2022, the Company paid life insurance (including split dollar) premiums for Mr. Christian, and Mr. Bush in the amounts of $50,000 and $10,000, respectively. In 2023 and 2022, the Company paid long-term care insurance premiums for Mr. Forgy in the amounts of $250 and $250, respectively. Under the 401(k) Plan, all matching funds in the amount of $1,200 and $1,200, respectively, were used to purchase 51 and 49 shares of Class A Common Stock in 2023 and 2022, respectively, for Mr. Bush, Mr. Forgy and Mr. Leland. Under the Second Restated and Amended 2005 Plan and 2023 Plan, dividends paid on unvested restricted stock were $36,120 and $25,647 for Mr. Bush, $31,579 and $20,045 for Mr. Forgy and $10,537 and $5,301 for Mr. Leland in 2023 and 2022, respectively.
(6)
Mr. Christian served as our President and CEO until his death on August 19, 2022.

(7)
Mr. Forgy was appointed as our President and CEO effective December 7, 2022. Prior to that date, he served as our Senior Vice President of Operations.

(8)
Mr. Lada served as Interim President and Chief Executive Officer of the Company from August 21, 2022 to December 6, 2022. The information included in this Summary Compensation Table for Mr. Lada for 2022 includes compensation earned for his role as Interim President and Chief Executive Officer and compensation paid to him in his capacity as a director. Mr. Lada continues to serve as a member of the Company’s Board, which he joined in May 2018. Mr. Lada’s compensation paid to him in his capacity as a director in 2023 is included in the Compensation of Directors Table.

2023 CEO and Executive Officer Compensation
In 2023, our most highly compensated executive officer was Mr. Forgy, our President and Chief Executive Officer. Mr. Forgy received a discretionary bonus of $245,000 and a salary of $671,766 in 2023 that was determined based on his 2022 employment agreement as was recommended and approved by the Compensation Committee.
Based on the CEO’s (Mr. Forgy’s) subjective review of the 2023 performance of the other executive officers, the CEO recommended that 2023 cash bonuses in the amount of $52,500 and $35,000 be paid to Mr. Bush, and Mr. Leland, respectively, and the Committee agreed and approved. See “Base Salary” and “Bonuses” under “Compensation Overview” above.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information as of December 31, 2023 regarding unexercised options and restricted stock that has not vested for each named executive officer outstanding as of December 31, 2023:
Outstanding Equity Awards at Fiscal Year-End Table
Name	Option Awards				Stock Award(1)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Christopher S. Forgy
12/7/2023	—	—	—	—	36,110	$803,809
12/15/2022	—	—	—	—	4,360	$97,054
12/10/2021	—	—	—	—	1,739	$38,710
Warren S. Lada
12/7/2023	—	—	—	—	2,597	$57,809
12/15/2022	—	—	—	—	801	$17,830
12/10/2021	—	—	—	—	246	$5,476
Samuel D. Bush
12/7/2023	—	—	—	—	12,519	$278,673
12/15/2022	—	—	—	—	4,820	$107,293
12/10/2021	—	—	—	—	2,116	$47,102
Wayne P. Leland
12/7/2023	—	—	—	—	7,350	$163,611
12/15/2022	—	—	—	—	1,742	$38,777
12/10/2021	—	—	—	—	362	$8,058

(1)
Restricted stock awarded on December 7, 2023 vest in one-third increments on December 15, 2024, 2025 and 2026. Restricted stock awarded on December 15, 2022 vest in one-third increments on November 6, 2023, 2024 and 2025. Restricted stock awarded on December  10, 2021 vest in one-third increments on November  6, 2022, 2023 and 2024. All such restricted stock, however, shall vest if the recipient is an employee or director on the occurrence or deemed occurrence of a change-in-control. All restricted stock awards comprise Class A Common Stock.

(2)
Based on $22.26 per share, which was the closing price of our Class A Common Stock on the NASDAQ on December 29, 2023 (the last business day of the fiscal year).

(3)
Mr. Lada was a named executive officer for 2022 for his role as Interim President and Chief Executive Officer from August 21, 2022 to December 6, 2022. Stock awards held by Mr. Lada were awarded to him in his capacity as a director.

Employment Agreements and Potential Payments Upon Termination or Change-in-Control
Mr. Christian’s Employment Agreement
On January 25, 2022, we entered into a third amendment (the “2022 Amendment”) to the employment agreement with Mr. Christian dated June 1, 2011 (the “2011 employment agreement”), which had previously been amended on February 12, 2016 (the “2016 amendment”) and on February 26, 2019 (the “2019 amendment”). The 2011 employment agreement, as amended by the 2016 amendment, the 2019 amendment, and the 2022 amendment, is referred to herein as the “amended 2011 employment agreement.” The 2022 amendment extended Mr. Christian’s employment with the Company from March 31, 2025 to March 31, 2027 and made certain changes to the 2011 employment agreement to cause it to be compliant with Section 409A of the Internal Revenue Code. Pursuant to the amended 2011 employment agreement, we paid Mr. Christian a salary at the rate of $860,000 per year, adjusted as discussed in the next paragraph below. Mr. Christian was permitted to defer any or all of his annual salary. Additionally, the Company was authorized to pay for Mr. Christian’s tax preparation services on an annual basis, the amount of which was subject to income tax as additional compensation.
Pursuant to the 2011 employment agreement, commencing on June 1, 2012, and each anniversary thereafter, the Compensation Committee was required to determine in its discretion the amount of any increase in Mr. Christian’s then existing annual salary; provided, however, that such increase would not be less than the greater of 3% or a cost of living increase based on the consumer price index. Pursuant to the 2016 amendment, the amended 2011 employment agreement provided that such increase in Mr. Christian’s then existing salary would not be less than the greater of 4% or a cost of living increase based on the consumer price index.
The amended 2011 employment agreement also provided that Mr. Christian was eligible for equity awards under the 2005 Incentive Compensation Plan as shall be approved by the Compensation Committee and bonuses in such amounts as shall be determined pursuant to the terms of the CEO Plan or as otherwise determined by the Compensation Committee in its discretion based on the performance of the Company and the accomplishments of objectives established by the Compensation Committee in consultation with Mr. Christian.
Under the amended 2011 employment agreement, Mr. Christian was eligible to participate, in accordance with their terms, in all medical and health plans, life insurance, profit sharing, 401(k) Plan, pension, and such other employment benefits as are maintained by the Company or its affiliates for other key employees performing services. During the term of the employment agreement, the Company was required to maintain all existing policies of insurance on Mr. Christian’s life, including the existing split dollar policy. The Company was also required to pay for Mr. Christian to participate in an executive medical plan and to maintain its existing medical reimbursement policy. Mr. Christian was also furnished with an automobile and other fringe benefits as have been afforded him in the past or as are consistent with his position. In addition, the Company agreed to maintain an office for Mr. Christian in Sarasota County, Florida. The 2016 amendment increased the paid vacation time awarded to Mr. Christian on the anniversary date of the 2011 employment agreement from four weeks to six weeks of paid vacation.
The amended 2011 employment agreement terminated upon Mr. Christian’s death on August 19, 2022. The amended 2011 employment agreement states that in the event of Mr. Christian’s death, the following payments and benefits would be provided:
•
Mr. Christian’s estate would receive a lump sum payment equal to his then current base salary plus his accrued unused vacation time.

•
Any previously granted award under the 2005 Incentive Compensation Plan would become immediately vested.

•
We are required to continue to provide health insurance and medical reimbursement to Mr. Christian’s spouse and to maintain and enforce all existing life insurance policies for a period of ten years. The split dollar policy insuring Mr. Christian’s life will be transferred to his irrevocable trust and the Company will reimburse Mr. Christian’s estate for any tax consequences of that transfer, to the extent allowed by law. The estimate of the possible expense related to that tax obligation cannot be made at this time due to uncertainties related to the timing of the transfer.

The amended 2011 employment agreement provided that upon a change-in-control, Mr. Christian would be paid an amount equal to 2.99 times the average of his total annual salary and bonus for the three immediately preceding periods of twelve consecutive months plus an additional amount as is necessary for applicable income taxes related to the payment under Code section 4999 and all federal and state tax liabilities. Mr. Christian had the right to terminate the agreement at any time following a change-in- control. The amended 2011 employment agreement also provided that to the extent that any payments would be subject to the excise tax imposed by Section 4999 and interest or penalties, Mr. Christian would be entitled to an additional payment to cover such excise tax, interest or penalties. A “change-in-control” was defined as any person or group acquires more than 50% of the total fair market value or total voting power of the

Company’s stock; (b) any person or group becomes the beneficial owner of more than 30% of the combined voting power of the Company’s then outstanding securities; or (c) any person or group (other than Mr. Christian) acquires all or substantially all of the assets of the Company.
Mr. Lada’s Letter Agreement
On August 21, 2022, we entered into a letter agreement with Mr. Lada, a member of our Board, to serve as our Interim President and CEO following the death of Mr. Christian, to serve in this capacity while the Company conducted a formal search for a permanent successor to Mr. Christian. Under the terms of the letter agreement:
•
We paid Mr. Lada an annualized base salary of $750,000 during his service as Interim President and CEO;

•
At the end of his service as Interim President and CEO, Mr. Lada was eligible for a discretionary bonus as determined by the Compensation Committee;

•
Mr. Lada was provided with local transportation at the Company’s expense for up to three days a week to assist him in his commute to the Company offices;

•
Mr. Lada was eligible to participate in the Company’s benefit plans, including the 401(k) plan, as an employee, upon the completion of the eligibility requirements; and

•
Mr. Lada would be reimbursed for all reasonable business expenses.

Mr. Forgy’s Employment Agreement
On November 16, 2022, we entered into an employment agreement with Mr. Forgy, who was appointed as our President and CEO effective December 7, 2022. Mr. Forgy’s employment agreement has an initial term of three years, and we and Mr. Forgy may mutually agree to extend the term for an additional two years. Either party may provide written notice of its intent not to extend the initial term at least one year prior to the end of the initial term.
Under the employment agreement, Mr. Forgy’s base salary is set at:
Year 1
December 7, 2022 through December 6, 2023	$670,000
Year 2
December 7, 2023 through December 6, 2024	$697,000
Year 3
December 7, 2024 through December 6, 2025	$725,000
If the Company and Mr. Forgy mutually agree to renew the term of Mr. Forgy’s employment for an additional two years, Mr. Forgy’s base salary would be $753,000 in the fourth year through December 6, 2026, and $783,000 in the fifth year through December 6, 2027.
Mr. Forgy will have the opportunity to earn an annual performance bonus under the CEO Plan. His bonus in any fiscal year will be in a minimum of 35% and a maximum of 100% of his annual base salary as of January 1 of the fiscal year, and will be based on his performance and the achievement of performance goals established by the Compensation Committee within the first 90 days of the fiscal year. The Board may instead grant Mr. Forgy a discretionary bonus in the case of a financial, national or global occurrence, or a generally difficult year. Mr. Forgy was granted a $50,000 discretionary bonus for the 2022 fiscal year, and a $245,000 discretionary bonus for the 2023 fiscal year. Mr. Forgy is also eligible for equity awards under the 2005 Incentive Compensation Plan, the 2023 Incentive Compensation Plan or any successor equity incentive plan, in accordance with the provisions of that plan that apply to the CEO.
Mr. Forgy acknowledged in the employment agreement that any incentive-based or other compensation paid to him is subject to such deductions and clawbacks as may be required to be made pursuant to any law, government regulations, or stock exchange listing requirement, or any policy adopted by the Company pursuant to any such law, regulation or listing requirement.
Mr. Forgy is entitled to fringe benefits and perquisites consistent with those benefits and perquisites provided to similarly situated employees. These benefits include use of an automobile furnished by the Company, payment of all expenses related to the operation and maintenance of the automobile, and payment of the initiation fee and monthly dues for a non-golf country club membership. We also agreed to provide Mr. Forgy with a split dollar life insurance agreement with premiums payable by the Company of $10,000 per year.
Mr. Forgy is entitled to participate in our employee benefit plans, on the same basis as other similarly situated employees, including the medical reimbursement plan, 401(k) plan, deferred compensation plan, and other health and welfare benefit plans. He will be entitled to five weeks of paid vacation days per calendar year.
Either the Company or Mr. Forgy may terminate the employment term for any reason generally with 30 days advance notice. If Mr. Forgy’s employment is terminated by us for cause, if he resigns without good reason, or if his employment terminates by reason of death or disability, he will receive any accrued but unpaid base salary and any benefits under the Company’s benefit plans (the “accrued amounts.”) Under the employment agreement, “cause” means (a) Mr. Forgy’s material breach of the terms of the employment agreement, which continues after written notice and 10 days to cure; (b) Mr. Forgy’s conviction of, or plea or nolo contendere to, a crime that constitutes a felony; (c) Mr. Forgy’s engaging in criminal fraud, embezzlement or other illegal conduct with respect to the Company, which acts are harmful to the Company; or (d) a material breach of Company policy as outlined in the Company’s employee handbook. “Good Reason” is defined as (a) a material reduction in Mr. Forgy’s base salary, other than across-the-board salary reductions; (b) a material reduction or diminution of Mr. Forgy’s job duties, responsibilities or authority, other than a delegation of duties to other employees as a result of the Company’s natural growth; or (c) any breach by the Company of a material term of the employment agreement which continues after written notice thereof and a 10 day opportunity to cure.
If Mr. Forgy’s employment is terminated by us without cause or if he resigns for good reason, he will receive the following payments and benefits, subject to his execution of a release of all claims against the Company:
•
The accrued amounts;

•
Continuation of his base salary for the longer of 18 months or the remainder of the three year initial term or the two-year renewal term, as applicable;

•
Any awarded but unpaid annual bonus with respect to any completed fiscal year preceding the termination date;

•
Immediate and full vesting of any unvested shares of restricted stock then held by Mr. Forgy; and

•
Payment or reimbursement of COBRA premiums for Mr. Forgy and his spouse until the earliest of (i) 18 months from the termination date; (ii) the date Mr. Forgy is no longer eligible for COBRA coverage; or (iii) the date he is eligible for substantially similar coverage from another employer or other source

If Mr. Forgy consents to the renewal term and the Company does not consent, Mr. Forgy will be entitled to the following payments and benefits, subject to his execution of a release of all claims against the Company:
•
The accrued amounts;

•
An amount equal to 150% of the sum of (i) Mr. Forgy’s base salary paid in the prior calendar year plus (ii) his annual bonus earned for the previous fiscal year, payable over 18 months;

•
Immediate and full vesting of any unvested shares of restricted stock then held by Mr. Forgy; and Payment or reimbursement of COBRA premiums for Mr. Forgy and his spouse until the earliest of

(i) 18 months from the termination date; (ii) the date Mr. Forgy is no longer eligible for COBRA coverage; or (iii) the date he is eligible for substantially similar coverage from another employer or other source
Mr. Forgy agreed that, for a period of 12 months after the termination of his employment, he will not (i) solicit business of the type performed by the Company anywhere in the United States; (ii) solicit from any person who has purchased services from the Company during the three years preceding his termination for business of the type performed by the Company in the United States, or in any other location; or (iii) offer employment to any person employed by the Company, or entice any such person to leave employment with the Company. The employment agreement also contains customary confidentiality and non- disparagement covenants.
Mr. Leland’s Letter Agreement
On November 15, 2022 we entered into a letter of employment with Wayne Leland to serve as our Senior Vice President/Operations beginning January 3, 2023. The letter agreement provides for the following compensation and benefits:
•
A base salary of $300,000 per year, payable bi-weekly in accordance with Saga’s current payroll policy;

•
Eligibility for an annual discretionary bonus of up to $35,000 as determined by the Company’s Compensation Committee based on the Company’s performance;

•
Participation, subject to Board of Director approval and direction, in the Company’s 2023 Incentive Compensation plan for awarding restricted stock;

•
Participation in the Company’s health, medical reimbursement, life, 401K, and disability plans;

•
Participation in the Company’s Non-Qualified Deferred Compensation Plan upon meeting eligibility requirements;

•
Reimbursement for reasonable and customary business expenses in accordance with Saga’s reimbursement policy; and

•
Temporary housing and moving expense reimbursement in connection with relocation from Virginia to Michigan.

Change-in-Control Agreements
As of December 28, 2007, Mr. Bush entered into change-in-control agreements. As of September 28, 2018, Mr. Forgy also entered into a change-in-control agreement. A change-in-control is defined in these agreements to mean the occurrence of: (a) any person or group becoming the beneficial owner, directly or indirectly, of more than 30% of the combined voting power of the Company’s then outstanding securities and Mr. Christian ceasing to be Chairman and CEO of the Company; (b) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting securities of the Company or such surviving entity; or (c) the approval of the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.
If there is a change-in-control, the Company shall pay a lump sum payment within forty-five days thereafter of 1.5 times the average of the executive’s last three full calendar years of such executive’s base salary and any annual cash bonus paid. In the event that such payment constitutes a “parachute payment” within the meaning of Section 280G subject to an excise tax imposed by Section 4999 of the Code, the Company shall pay the executive an additional amount so that the executive will receive the entire amount of the lump sum payment before deduction for federal, state and local income tax and payroll tax. In the event of a change-in-control (other than the approval of a plan of liquidation), the Company or the surviving entity may require as a condition to receipt of payment that the executive continue in employment for a period of up to six months after consummation of the change-in-control. During such six months, the executive will continue to earn his or her pre-existing salary and benefits. In such case, the executive shall be paid the lump sum payment upon completion of the continued employment. If, however, the executive fails to remain employed during this period of continued employment for any reason other than (a) termination without cause by the Company or the surviving entity, (b) death, (c) disability, or (d) breach of the agreement by the Company or the surviving entity, then the executive shall not be paid the lump sum payment. In addition, if the executive’s employment is terminated by the Company without cause within six months prior to the consummation of a change-in-control, then the executive shall be paid the lump sum payment within forty- five days of such change-in-control. Termination for cause means: (a) willful dishonesty involving the Company, excluding good faith expense account disputes; (b) conviction of or entering of a no contest plea to a felony or other crime involving material dishonesty or moral turpitude; (c) material failure or refusal to perform the executive’s duties or other lawful directive from the CEO or Board which is not cured by the executive within ten days after receipt by the executive of a written notice from the Company specifying the details thereof; (d) willful violation by the executive of the Company’s lawful policies or of the executive’s fiduciary duties, which violation is not cured by the executive within ten days after receipt by the executive of a written notice from the Company specifying the details thereof; (e) the executive’s willful violation of the Company’s published business conduct guidelines, code of ethics, conflict of interest, or similar policies; or (f) illegal drug or substance abuse or addiction by the executive which is not protected by law.
Under the form of stock option agreement made and entered into pursuant to the 2005 Incentive Compensation Plan and the 2023 Incentive Compensation Plan, all options become fully vested and exercisable in full upon the occurrence of a change- in-control as defined in the 2005 Incentive Compensation Plan and the 2023 Incentive Compensation Plan or if the Compensation Committee determines that a change-in-control has occurred, if the optionee is an employee at the time of such occurrence. Similarly, under the form of restricted stock agreement adopted under the 2005 Incentive Compensation Plan and the 2023 Incentive Compensation Plan, the vesting or restricting period shall lapse with respect to all restricted stock upon the occurrence of a change-in-control, as defined in the 2005 Incentive Compensation Plan and the 2023 Incentive Compensation Plan, or if the Compensation Committee determines that a change-in-control has occurred if the grantee of the restricted stock is an employee at the time of such occurrence.
Under the Company’s 1999 and 2005 deferred compensation plans, in which Mr. Christian did not participate, upon a change-in-control of the Company as defined in such plans, each participant shall be distributed all amounts credited to the account of the participant in a lump sum.

PAY VERSUS PERFORMANCE
The following table sets forth the pay versus performance including relationship between executive compensation actually paid, as calculated by SEC rules and Company performance.
Pay versus Performance Table
Year (a)	Summary Compensation table total for first PEO (b)	Summary Compensation table total for second PEO (b)	Summary Compensation table total for third PEO (b)	Compensation actually paid to first PEO (c)(1)(2)	Compensation actually paid to second PEO (c)(1)(2)	Compensation actually paid to third PEO (c)(1)(2)	Average Summary compensation table total for non-PEO NEOs (d)	Average compensation actually paid to non-PEO NEOs (e)(1)(2)	Value of initial fixed $100 investment based on shareholder return (f)(3)	Net income (h)(4)
2023	N/A	N/A	$1,751,842	N/A	N/A	$1,796,443	$636,321	$638,334	$131.66	$9,500,000
2022	$5,527,664	$310,422	$639,740	$5,561,608	$304,032	$604,528	$585,681	$553,693	$122.99	$9,202,000
2021	$3,209,748	N/A	N/A	$3,319,458	N/A	N/A	$513,274	$524,993	$104.94	$11,157,000

(1)
Edward K. Christian served as our first principal executive officer (“PEO”) for the full year 2021 and from January 1, 2022 until his passing on August 19, 2022. Warren S. Lada served as our second PEO on an interim basis from August 21, 2022 until Christopher S. Forgy was appointed to President and CEO and became our third PEO on December 7, 2022. Our non-PEO named executive officers (“NEOs”) included (a) for 2021, Samuel D. Bush and Christopher S. Forgy and (b) for 2022, Samuel D. Bush and Catherine A. Bobinski and (c) for 2023, Samuel D. Bush and Wayne P. Leland.

(2)
For each year the values included in these columns for the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO NEOs reflect the following adjustments to the values included in columns (b) and (d), respectively:

	First PEO		Second PEO	Third PEO
PEO	2022	2021	2022	2023	2022
Summary Compensation Table (“SCT”) Total for PEO (column (b))	$5,527,664	$3,209,748	$310,422	$1,751,842	$639,740
- SCT “Stock Awards” Column (grant date FV of equity awards reported in SCT)		(919,448)	(34,497)	(737,005)	(187,698)
+ year-end fair value of equity awards granted in the covered year that were outstanding and unvested as of the covered year-end		966,620	28,367	803,809	154,344
+/- year over year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end		2,364	(285)	(8,173)	(2,017)
+ vesting date fair value of equity awards granted and vested in the covered year
+/- year-over-year change in fair value of equity awards granted in prior years that vested in the covered year	33,944	60,174	26	(14,030)	159
- fair value as of prior year end equity awards granted in prior years that failed to vest in the covered year (i.e., forfeited)
+ dollar value of dividends/earnings paid on equity awards in the covered year
+ excess fair value for equity award modifications
Compensation Actually Paid to PEO (column (c))	$5,561,608	$3,319,458	$304,032	$1,796,443	$604,528

Average for Non-PEO NEOs	2023	2022	2021
Average SCT Total for Non-PEO NEOs (column (d))	$636,321	$585,681	$513,274
- SCT “Stock Awards” Column (grant date FV of equity awards reported in SCT)	(202,763)	(170,004)	(132,998)
+ year-end fair value of equity awards granted in the covered year that were outstanding and unvested as of the covered year-end	221,142	139,795	139,821
+/- year over year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	(6,057)	(1,950)	193
+ vesting date fair value of equity awards granted and vested in the covered year
+/- year-over-year change in fair value of equity awards granted in prior years that vested in the covered year	(10,309)	171	4,703
‘- fair value as of prior year end equity awards granted in prior years that failed to vest in the covered year (i.e., forfeited)
+ dollar value of dividends/earnings paid on equity awards in the covered year
+ excess fair value for equity award modification
Average Compensation Actually Paid to Non-PEO NEOs (column ( e))	$638,334	$553,693	$524,993

(3)
For each year, total shareholder return for the Company was calculated in accordance with Item 201 (e) and Item 402 (v) of Regulation S-K.

(4)
Net income is rounded to the nearest thousand.

Pay Versus Performance Relationship Descriptions
The following graphical comparisons describe the relationships between certain figures included in the Pay Versus Performance Tables for each of 2023, 2022 and 2021, including: (a) a comparison between our cumulative total shareholder return and (b) comparisons between (i) the compensation actually paid to the PEO (on an aggregate basis) and the average compensation actually paid to our non-PEO NEOs and (ii) the performance measure set forth in column (f) and (h) of the Pay Versus Performance Table. The compensation actually paid to the PEO is affected by the one-time payments to our former CEO, Mr. Christian, in the event of his death as disclosed in the “All Other Compensation” column of the Summary Compensation Table.

Relationship Between Compensation Actually Paid and Total shareholder Return
Compensation Actually Paid
7,000,000
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
-
Total Shareholder Return
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$0.00
2021
2022
2023
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
SGA TSR

Relationship Between Compensation Actually Paid and Net Income
Compensation Actually Paid
Net Income
7,000,000
6,000,000
5,000,000
4,000,000
3,000,000
2,000,000
1,000,000
-
12,000,000
10,000,000
8,000,000
6,000,000
4,000,000
2,000,000
-
2021
2022
2023
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Net Income

PROPOSAL 3 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Board recognizes the significant interest of shareholders in executive compensation matters. Pursuant to Section 14A of the Exchange Act (which was amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”)), we are providing our shareholders with an opportunity to cast an advisory vote to approve the compensation of our named executive officers (commonly referred to as a “Say On Pay” vote) as disclosed in the 2023 Summary Compensation Table and other tables, and the related narratives under, the “Compensation of Executive Officers,” as well under the “Compensation Overview” sections of this proxy statement. Although the vote is non-binding, the Company values continuing and constructive feedback from its shareholders on compensation and other important matters. The Board and the Compensation Committee will consider the voting results when making future compensation decisions.
Beginning at the annual meeting of the shareholders held on May 9, 2011, our shareholders were given the opportunity to provide an advisory vote on named executive officer compensation. A majority of shareholders present in person or represented by proxy at the May 9, 2011 annual meeting voted for a proposal that recommended that the future frequency with which shareholders would be provided an advisory vote on the compensation of our named executive officers be set at every three years. Subsequently, at the annual meeting of the shareholders held on May 8, 2017, a majority of shareholders present in person or represented by proxy voted for a proposal that recommended that the future frequency with which shareholders would be provided an advisory vote on the compensation of our named executive officers continue to be set at every three years. At our last annual meeting of shareholders held on May 8, 2023, a majority of shareholders present in person or represented by proxy voted for a proposal that recommended that the future frequency with which shareholders would be provided an advisory vote on the compensation of our named executive officers be set at every year. Thus, our next shareholder advisory vote on the compensation of our named executive officers will occur at the Annual Meeting pursuant to this Proposal 3 in this proxy statement. Meanwhile, and our next shareholder advisory vote regarding the frequency with which shareholders will be provided an advisory vote on the compensation of our named executive officers is expected to occur at our 2029 Annual Meeting of Shareholders.
Our compensation philosophy and framework have resulted in compensation for our named executive officers that is commensurate with both the Company’s financial results and the other performance factors described in the section of this proxy statement entitled “Compensation Overview.” Our executive compensation programs are designed to attract, motivate and retain executives and professionals of the highest level of quality and effectiveness. These programs focus on rewarding the types of performance that increase shareholder value and link executive compensation to the Company’s long-term strategic objectives and align executive officers’ interests with those of our shareholders. The Company believes that its executive compensation programs, which emphasize variable bonus compensation, including targeted performance- based bonus compensation for our CEO, satisfy these goals.
As this is an advisory vote, the result will not be binding on our Board, although our Compensation Committee, which is comprised solely of independent directors, will consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices. We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under “Compensation Overview” and “Compensation of Executive Officers.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement.
Required Vote
The affirmative vote of the majority of the votes cast at the Annual Meeting by holders of Class A Common Stock entitled to vote, with each share of Class A Common Stock entitled to one vote, is required for the advisory approval of this proposal.

Board Recommendation
The Board of Directors recommends that the shareholders vote “FOR” the adoption of the following non-binding resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables, and the narrative discussion, is hereby APPROVED.”
Unless a proxy is marked to give a different direction, it is the intention of the persons named in the proxy to vote the shares represented thereby in favor of the approval of the compensation of our named executive officers as disclosed in this proxy statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires certain of our officers, our directors, and persons who own more than 10% of a registered class of our equity securities (“insiders”), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the year 2023, we believe that our officers and directors complied with all applicable reporting requirements for the year 2023.
OTHER MATTERS
Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the notice thereof. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the form of proxy, or their substitutes acting thereunder, will vote thereon in accordance with their best judgment.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR ANNUAL MEETINGS
Shareholder proposals that are intended to be presented at our 2025 Annual Meeting of Shareholders must be received at our offices, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236, no later than December 12, 2024, to be considered for inclusion in our proxy statement and proxy card relating to that meeting. Shareholder proposals which are not to be included in our proxy statement for the 2025 Annual Meeting of Shareholders and shareholder nominations of persons for election to the Board must be submitted in accordance with our bylaws, which set forth the information that must be received no later than February 12, 2025 (with respect to proposals) and February 11, 2025 (with respect to nominations). All proposals and nominations should be directed to the Corporate Secretary, and should be sent by certified mail, return receipt requested in order to avoid confusion regarding dates of receipt. We expect the persons named as proxies for the 2024 Annual Meeting of Shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal or nomination presented by a shareholder at the 2024 Annual Meeting of Shareholders. In addition to satisfying the foregoing requirements under our by-laws, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 14, 2025.
EXPENSE OF SOLICITING PROXIES
All the expenses of preparing, assembling, printing, and mailing the material used in the solicitation of proxies by the Board will be paid by us. In addition to the solicitation of proxies by use of the mails, our officers and regular employees may solicit proxies on behalf of the Board by telephone, telegram, or personal interview, the expenses of which will be borne by us. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at our expense.
By Order of the Board of Directors
KATHERINE L. SEMIVAN
Secretary
Grosse Pointe Farms, Michigan
April 11, 2024

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V32244-P05980 KEEP THIS PORTION FOR YOUR RECORDS

SAGA COMMUNICATIONS, INC.

1. To elect directors for the ensuing year and until their successors are elected and qualified.

Nominee	FOR	WITHHOLD
1a. Clarke R. Brown, Jr.	☐	☐
1b. Timothy J. Clarke	☐	☐
1c. Roy F. Coppedge III	☐	☐
1d. Christopher S. Forgy	☐	☐
1e. Warren S. Lada	☐	☐
1f. Marcia K. Lobaito	☐	☐
1g. Michael W. Schechter	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYV32244-P059802. To ratify the appointment of UHY LLP to serve as ourindependent registered public accounting firm for thefiscal year ending December 31, 2024.3. To approve, by a non-binding advisory vote, a resolutionapproving the compensation of our named executiveofficers as described in the proxy statement.FOR AGAINST ABSTAIN! !! !! !! !! !! !! !! ! !! ! !SAGA COMMUNICATIONS, INC.SAGA COMMUNICATIONS, INC.73 KERCHEVAL AVE.GROSSE POINTE FARMS, MI 48236Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. Whensigning as attorney, executor, administrator, corporate officer, trustee, guardian, orcustodian, please give full title.1a. Clarke R. Brown, Jr.1e. Warren S. Lada1c. Roy F. Coppedge III1g. Michael W. Schechter1b. Timothy J. Clarke1f. Marcia K. Lobaito1d. Christopher S. Forgy1. To elect directors for the ensuing year and until theirsuccessors are elected and qualified.The Board of Directors recommends a vote FOR eachnominee listed in Proposal 1 and FOR Proposals 2 and 3.FOR WITHHOLDVOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic deliveryof information up until 11:59 p.m. Eastern Time on May 12, 2024. Have yourproxy card in hand when you access the web site and follow the instructions toobtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxymaterials, you can consent to receiving all future proxy statements, proxy cardsand annual reports electronically via e-mail or the Internet. To sign up for electronicdelivery, please follow the instructions above to vote using the Internet and,when prompted, indicate that you agree to receive or access proxy materialselectronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until11:59 p.m. Eastern Time on May 12, 2024. Have your proxy card in hand whenyou call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paidenvelope we have provided or return it to Vote Processing, c/o Broadridge,51 Mercedes Way, Edgewood, NY 11717.SCAN TOVIEW MATERIALS & VOTE w

Important Notice Regarding the Internet Availability of Proxy Materialsfor the Annual Meeting of Shareholders to Be Held on May 13, 2024.The Proxy Statement and the 2023 Annual Report to Shareholders are available at www.proxyvote.com.V32245-P05980Proxy — SAGA COMMUNICATIONS, INC.Annual Meeting of Shareholders – May 13, 2024THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANYThe undersigned hereby appoints Christopher S. Forgy, Samuel D. Bush and Katherine L. Semivan, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Saga Communications, Inc. Class A Common Stock, $.01 par value, which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held at the Company’s Corporate Offices,73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236, on May 13, 2024 at 10:00 a.m. Eastern Daylight Time or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.(Continued and to be marked, dated and signed on the other side)